EXECUTION COPY

CREDIT AGREEMENT
Dated November 10, 2005
by and among
DEVCON SECURITY HOLDINGS, INC.,
DEVCON SECURITY SERVICES CORP.
COASTAL SECURITY COMPANY,
COASTAL SECURITY SYSTEMS, INC. and
CENTRAL ONE, INC.
as Borrowers,
and
CAPITALSOURCE FINANCE LLC,
as Agent and Lender

i

INDEX OF APPENDICES

Schedule I	-	Commitments as of Closing Date

Exhibit 2.4(f)	-	Form of Notice of Conversion/Continuation
Exhibit 2.5(b)(1)	-	Form of Account Control Agreement
Exhibit 2.5(b)(2)	-	Form of Lockbox Agreement
Exhibit 3.1(l)	-	Form of Pledge Agreements
Exhibit 3.1(y)	-	Form of Assignment and Modification Agreement
Exhibit 3.1(z)	-	Form of Nonsolicitation and Nondisclosure Agreement
Exhibit 3.1(ee)	-	Form of Collateral Assignment of Telephone Lines
Exhibit 3.1(ff)	-	Form of Subordination Agreement
Exhibit 5.1(a)	-	Form of Compliance Certificate
Exhibit 5.1(b)	-	Form of Borrowing Base Certificate
Exhibit 6.11	-	Form of Joinder
Exhibit 7.3(a)(x)	-	Subordination Terms
Exhibit 11.1	-	Form of Assignment Agreement

Disclosure Schedule 2.3	-	Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 4.1	-	Type of Entity; State of Organization
Disclosure Schedule 4.2	-	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 4.3	-	Government Consents
Disclosure Schedule 4.4(a)	-	Financial Statements
Disclosure Schedule 4.4(b)	-	Pro Forma
Disclosure Schedule 4.4(c)	-	Projections
Disclosure Schedule 4.6	-	Real Estate and Leases
Disclosure Schedule 4.7	-	Labor Matters
Disclosure Schedule 4.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 4.11	-	Tax Matters
Disclosure Schedule 4.12	-	ERISA Plans
Disclosure Schedule 4.13	-	Litigation
Disclosure Schedule 4.14	-	Brokers
Disclosure Schedule 4.15	-	Intellectual Property
Disclosure Schedule 4.17	-	Hazardous Materials

Disclosure Schedule 4.18	-	Insurance
Disclosure Schedule 4.19	-	Bank Accounts
Disclosure Schedule 4.21	-	Customer and Trade Relations
Disclosure Schedule 4.22	-	Bonds; Patent, Trademark Licenses
Disclosure Schedule 4.26	-	Material Contracts
Disclosure Schedule 4.29	-	Write-Off Policy
Disclosure Schedule 6.1	-	Trade Names
Disclosure Schedule 7.3	-	Indebtedness
Disclosure Schedule 7.4(a)	-	Transactions with Affiliates

v

CREDIT AGREEMENT
          This CREDIT AGREEMENT (this “Agreement”), dated November 10, 2005, is by and among DEVCON SECURITY HOLDINGS, INC. (f/k/a Devcon Security Services Corp.), a Florida corporation (“Holdings”), DEVCON SECURITY SERVICES CORP. (f/k/a Security Equipment Company, Inc.), a Delaware corporation (“Services”), COASTAL SECURITY COMPANY (f/k/a Coastal Acquisition Company), a Delaware corporation (“Coastal”), COASTAL SECURITY SYSTEMS, INC. (f/k/a Coastal Acquisition Corporation and Coastal Security Systems (Delaware), Inc.), a Delaware corporation (“Systems”), CENTRAL ONE, INC., Florida corporation (“Central One” and together with Holdings, Services, Coastal, and Systems each individually a “Borrower” and individually and collectively, together with any other Borrower who becomes party hereto from time to time pursuant to Section 6.11, jointly and severally the “Borrowers”), CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (in its individual capacity, “CapitalSource”), for itself, as a Lender, and as Agent for Lenders, and the other Lenders signatory hereto from time to time.
RECITALS
          A. Pursuant to the Coastal Purchase Agreement, as of the date of this Agreement, Holdings is acquiring all of the capital stock of Coastal, which is the sole owner of record and beneficially of all of the capital stock of Systems, and Systems is the sole owner of record and beneficially of all of the capital stock of Central One.
          B. The Borrowers have requested that Lenders make available a revolving credit facility to the Borrowers in the maximum principal amount of Seventy Million Dollars ($70,000,000) for the purpose of providing funds for Permitted Acquisitions, to refinance existing Indebtedness, for the purchase and generation of Alarm Contracts, for the issuance of letters of credit and for any other lawful purpose not prohibited by this Agreement.
          C. Lenders are willing to make advances to the Borrowers under such revolving credit facility upon the terms and conditions set forth herein.
          D. The Borrowers have agreed to secure all of their obligations under the Loan Documents by granting to Agent for the benefit of Agent and Lenders, a security interest in and first priority perfected lien upon substantially all of their existing and after-acquired personal and real property.
          E. Devcon International Corp., a Florida corporation (“Parent”), as sole shareholder of Holdings, is willing to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of Holdings as further security for the Borrowers’ obligations under the Loan Documents.
          F. This Background shall be construed as part of the Agreement.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1. DEFINITIONS
          Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:
          “Account Control Agreement” means a tri-party account control agreement in the form of Exhibit 2.5(b)(1) hereto among a Borrower, the Agent and a Relationship Bank, or such other form as is acceptable to Agent in its Permitted Discretion.
          “Account Debtor” means any Person who is obligated to any Borrower under, with respect to, or on account of, an Account, Chattel Paper or General Intangible (including a payment intangible).
          “Accounting Changes” has the meaning ascribed thereto in Section 9.5.
          “Accounts” means all “accounts,” as such term is defined in the UCC, now owned or hereafter acquired by any Borrower, including, without limitation, any Borrower’s accounts, rental agreements and other contract rights (including, without limitation, the Alarm Contracts and Material Contracts and all rights to payment thereunder), rights to payment and other forms of obligation for the payment of money to any Borrower, whether now existing or existing in the future, whether or not earned by performance, whether secured or unsecured and whether or not specifically sold or assigned to any Lender hereunder including, without limitation, all (a) accounts receivable (whether or not specifically listed on schedules furnished to Lenders), all accounts created by or arising from all of any Borrower’s sales or leases of goods, financial instruments, documents, permits or other items, or rendition of services, including funds transfer services, made under any of any Borrower’s trade names or styles, or through any of such Person’s subsidiaries or divisions, and all accounts acquired by assignment in the ordinary course of business including, without limitation, credit card receivables, drafts, and acceptances; (b) unpaid rights (including rescission, replevin, reclamation and stoppage in transit) relating to the foregoing or arising therefrom; (c) rights to any goods represented by any of the foregoing and all other supporting obligations therefor, including returned or repossessed goods; (d) reserves and credit balances held by any Borrower with respect to any such accounts receivable or Account Debtors; (e) guarantees, obligations of any Borrower to repay a portion of any purchase price or to replace any Alarm Contracts purchased by any Borrower, or to replace or collateral or any other supporting obligations for any of the foregoing; (f) insurance policies or rights relating to any of the foregoing; (g) all healthcare insurance receivables; and (h) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.
          “Acquisition Documents” has the meaning given to such term in Section 7.1(h).
          “Acquisition Report” has the meaning given to such term in Section 7.1(h).
          “Additional Commitment Fee” has the meaning ascribed to it in Section 2.6(c).
          “Advance” has the meaning given to such term in Section 2.1(a).

          “Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 15% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of an individual, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of such individual. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.
          “Agent” means CapitalSource in its capacity as Agent for Lenders or its successor appointed pursuant to Section 11.7.
          “Agreement” means this Credit Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.
          “Alarm Contract” means a written contract or agreement (including any contract or agreement acquired by any Borrower) between a Borrower and a Subscriber pursuant to which such Borrower provides regular and on-going electronic monitoring services, closed-circuit television and access control systems, maintenance, fire and/or other electronic security system related services to such Subscriber.
          “Appendices” means the schedules, exhibits, disclosure schedules and any other appendices to the Agreement, as further described herein.
          “Applicable Base Rate Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Base Rate applicable to the Advance, as determined by reference to Section 2.4(b).
          “Applicable LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Advances, as determined by reference to Section 2.4(b).
          “Applicable Margins” means collectively the Applicable Base Rate Margin and the Applicable LIBOR Margin.
          “Assignment Agreement” has the meaning ascribed to it in Section 11.1.
          “Assignment and Modification Agreement” has the meaning ascribed to it in Section 3.1(y).
          “Attrition Ratio” shall mean, for any period of determination, the ratio of the following (x) and (y), each without duplication, expressed as a percentage: (x) the Attrited RMR for the Measured Time Period, divided by (y) the average BOM RMR for the Measured Time Period. The resulting percentage shall then be annualized by multiplying it by the quotient of twelve (12) divided by the number of months in the Measured Time Period.

          “Attrited RMR” shall mean, without duplication, the sum of: (i) the RMR that was cancelled during the Measured Time Period; plus (ii) the RMR from all customers who were ninety (90) days or more past due from the applicable invoice date at the end of the Measured Time Period, less the RMR from all customers who were ninety (90) days or more past due from the applicable invoice date at the beginning of the Measured Time Period; provided that RMR that is subject to an account guarantee pursuant to a Permitted Acquisition as of the end of the Measured Time Period shall not be included in any such calculation, plus (iii) the RMR attributable to a customer account that, as of the date of determination, no longer satisfied the definition of Slow Pay RMR; minus (iv) the RMR of a Qualified Alarm Contract entered into with a Subscriber for the same premises as was previously covered by a Qualified Alarm Contract with Borrower that had been cancelled; minus (v) RMR of Qualified Alarm Contracts received as replacement Qualified Alarm Contracts pursuant to a dealer guaranty or similar agreement.
          “Bank Accounts” has the meaning ascribed to it in Section 2.5.
          “Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.
          “Base Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points (0.50%) per annum. Each change in any interest rate provided for in the Agreement based upon the Base Rate shall take effect at the time of such change in the Base Rate.
          “Base Rate Loan” means a Loan or portion thereof bearing interest by reference to the Base Rate.
          “BOM RMR” shall mean the amount equal to the total Qualified RMR, as determined on the first day of each Fiscal Month.
          “Borrower” and “Borrowers” have the meanings ascribed thereto in the preamble to the Agreement.
          “Borrower Pledge Agreement” means the Pledge Agreement of even date herewith executed by the Borrowers in favor of Agent, on behalf of itself and Lenders, pledging all Stock of Services and any other Subsidiaries of any Borrower, and all Intercompany Notes, if any, owing to or held by any of them.
          “Borrowing Availability” means, as of any date of determination, (a) the Borrowing Base, less (b) the principal amount of Loans then outstanding.
          “Borrowing Base” means the lesser of (a) the Total Borrowing Availability, or (b) the aggregate amount of (i) the product of twenty-six (26) times the Qualified Retail RMR, plus (ii) the product of ten (10) times the Qualified Wholesale RMR, minus (iii) $500,000.

          “Borrowing Base Certificate” has the meaning ascribed to it in Section 5.1(b)(ii)(D).
          “Bridge Loan” means that certain loan by CapitalSource to the Borrowers in the amount of Eight Million Dollars ($8,000,000) pursuant to that certain Bridge Loan Agreement, between CapitalSource and the Borrowers, dated as of the date hereof.
          “Bridge Loan Documents” means the Bridge Loan Agreement evidencing the Bridge Loan and all the other agreements, instruments, documents and certificates described in such agreement that are executed and/or delivered by Borrowers to CapitalSource in connection therewith.
          “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Maryland and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.
          “Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP but excluding expenditures for repairs or replacements of fixed assets or improvements thereto, to the extent paid for with insurance proceeds or other recoveries from third parties in respect thereof, and excluding the purchase price payable in connection with any Permitted Acquisition.
          “Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
          “Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.
          “CapitalSource” means CapitalSource Finance LLC, a Delaware limited liability company, and its successors and assigns.
          “Cash Management Systems” has the meaning ascribed to it in Section 2.5.
          “Change of Control” means any event, transaction or occurrence as a result of which (a) Parent ceases to own and control all of the economic and voting rights associated with all of the outstanding common capital Stock of Holdings, (b) Holdings ceases to own and control all of the economic and voting rights associated with all of the outstanding common capital Stock of Services or (c) any Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries other than with respect to an asset sale or disposition expressly permitted by this Agreement.

          “Change of Management” means if (a) Stephen Ruzika no longer holds the position of President of each Borrower, (b) neither John Danneberg nor Keith Godsey holds the position of Vice-President of each Borrower, or (c) any material diminution occurs in the powers, duties or responsibilities of either Stephen Ruzika as President of each Borrower, or John Danneberg and Keith Godsey, as Vice-President of each Borrower, and, in the event of (a), (b) or (c) occurring, any such individual is not replaced with a suitable individual and in a manner satisfactory to Agent in its reasonable discretion within one hundred eighty (180) days following the date on which he ceases to hold such position or such material diminution occurs.
          “Charges” means all federal, state, county, city, municipal, local, foreign or other governmental levies, assessments, charges, liens, claims or encumbrances (other than Taxes) upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Borrower, (d) any Borrower’s ownership or use of any properties or other assets, or (e) any other aspect of any Borrower’s business.
          “Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by any Borrower, wherever located.
          “Coastal” means Coastal Security Company, a Delaware corporation.
          “Coastal Purchase Agreement” means that purchase agreement, dated as of the date hereof, pursuant to which Holdings is acquiring the capital stock of Coastal from the stockholders of Coastal.
          “Closing Date” means November 10, 2005.
          “Code” means the Internal Revenue Code of 1986, as amended, any successor thereto and all regulations promulgated thereunder.
          “Collateral” means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.
          “Collateral Assignment of Life Insurance” means an assignment, in form and substance satisfactory to Agent, which assigns to Agent for the ratable benefit of the Lenders, the Life Insurance Policy as Collateral for the Obligations.
          “Collateral Assignment of Telephone Numbers” has the meaning ascribed to it in Section 3.1(ee).
          “Collateral Documents” means the Security Agreement, the Pledge Agreements, the Mortgages, any Patent Security Agreement, any Trademark Security Agreement, any Copyright Security Agreement, the Collateral Assignment of Life Insurance, the Collateral Assignment of Telephone Numbers, any Account Control Agreement, any Lockbox Agreement, any agreement pursuant to which any Material Contract or rights thereunder are being assigned and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.
          “Collateral Reports” has the meaning ascribed to it in Section 5.1(b).
          “Collection Account” means such account as may be specified in writing by Agent to the Borrowers for payment of any amounts due under any Loan Document.
          “Commitment” means (a) as to any Lender, such Lender’s Commitment as set forth on Schedule I to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Commitments, which aggregate commitment shall be Seventy Million ($70,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitment may be increased, reduced, amortized or adjusted from time to time in accordance with the Agreement. Upon Borrowers’ request and at the approval of the Requisite Lenders, the Commitment may be increased up to an amount equal to One Hundred Million Dollars ($100,000,000.00) in accordance with Section 2.15.
          “Commitment Termination Date” means the earliest of (a) November 9, 2008, (b) the date of termination of Lenders’ obligations to make Advances or permit existing Loans to remain outstanding pursuant to Section 10.2(b), and (c) the date of prepayment in full by the Borrowers of the Loans and the permanent reduction of the Commitments to zero dollars ($0).
          “Compliance Certificate” has the meaning ascribed to it in Section 5.1(a)(iv).
          “Concentration Account” has the meaning ascribed to it in Section 2.5 (b).
          “Contracts” means all “contracts,” as such term is defined in the UCC, now owned or hereafter acquired by any Borrower, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Borrower may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.
          “Control Letter” means a letter agreement between Agent and, as applicable, (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Borrower, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Borrower, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Borrower, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Borrower.
          “Copyright License” means any and all rights now owned or hereafter acquired by any Borrower under any written agreement granting any right to use any Copyright or Copyright registration.

          “Copyright Security Agreements” means any Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Borrower.
          “Copyrights” means all of the following now owned or hereafter adopted or acquired by any Borrower: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.
          “Debt Service” means, with respect to Holdings and its consolidated Subsidiaries, for any fiscal period, an amount equal to the sum of (a) Interest Expense for such period which is required to be paid in cash, and (b) the regularly scheduled principal payments of any outstanding Indebtedness during such period.
          “Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.
          “Default Rate” has the meaning ascribed to it in Section 2.4(e).
          “Deposit Accounts” means all “deposit accounts,” as such term is defined in the UCC, now or hereafter held in the name of any Borrower.
          “Disclosure Schedules” means the Disclosure Schedules prepared by the Borrowers and referenced herein as Disclosure Schedules to this Agreement, as delivered to Agent on or before the Closing Date (as may be amended from time to time with the consent of the Agent).
          “Documents” means any “documents,” as such term is defined in the UCC, now owned or hereafter acquired by any Borrower, wherever located.
          “Dollars” or “$” means lawful currency of the United States of America.
          “EBITDA” means, with respect to Holdings and its consolidated Subsidiaries, for any applicable period, without duplication, an amount equal to (a) consolidated net income for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) income or gain from extraordinary items for such period, (iv) any aggregate net gain (or net loss) during such period arising from the sale, exchange or other disposition of capital assets (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (v) Restricted Payments, and (vi) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, including fees in respect of any Indebtedness, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, and (v) any other adjustments agreed to by Agent in its sole discretion; provided that, for covenant compliance purposes, EBITDA shall be calculated to include (or exclude), on a pro forma basis, cash flow relating to the acquisition (or disposition/cancellation) of Alarm Contracts during such reporting period (the “Pro Forma Cash Flow Adjustment”). Subject to the review and consent of the Agent, such Pro Forma Cash Flow Adjustment shall be determined by multiplying (a) the combined RMR of such Alarm Contracts over the applicable period by (b) the actual EBITDA Margin for such period (calculated without reference to this proviso).
          “EBITDA Margin” means (A) EBITDA divided by (B) Total Revenue.
          “Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of the environment, natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), and human health and safety to the extent affected by any Hazardous Material. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) to the extent relating to exposure to any Hazardous Material; and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes relating to the foregoing.
          “Environmental Liabilities” means, with respect to any Borrower, all material liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, that arise under or relate to any Environmental Laws, Environmental Permits, or in connection with any Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.
          “Environmental Permits” means all material permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.
          “Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Borrower, wherever located and, in any event, including all any Borrower’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.
          “ERISA Affiliate” means, with respect to any Borrower, any trade or business (whether or not incorporated) that, together with such Borrower, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.
          “ERISA Event” means, with respect to any Borrower or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan for which the PBGC has not waived the thirty day notice requirement; (b) the withdrawal of any Borrower or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Borrower or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Borrower or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.
          “ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the Code.
          “Event of Default” has the meaning ascribed to it in Section 10.1.
          “Excluded Taxes” means with respect to Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder or any other Loan Document:
          (a) taxes imposed on or measured by its overall net income by the United States;

          (b) taxes imposed on or measured by its overall net income or profits (however denominated) and franchise taxes imposed on or measured by its income, earnings or retained earnings by (i) the state or foreign jurisdiction (or any political subdivision thereof) in or under the laws of which it is organized or any political subdivision thereof, or (ii) the state or foreign jurisdiction (or any political subdivision thereof) of its principal office, applicable lending office or in which it is “doing business” or any political subdivision thereof;
          (c) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which its principal office or applicable lending office is located or in which it is “doing business,” or any political subdivision thereof; and
          (d) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in law) to comply with Section 2.12(c), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.12(a).
          “Existing Increase Lender” has the meaning ascribed to it in Section 2.15(b).
          “Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.
          “Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent, which determination shall be final, binding and conclusive (absent manifest error).
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
          “Fee Letter” means that certain Fee Letter, dated the date hereof, between CapitalSource and Borrowers, as amended in writing from time to time.
          “Fees” means any and all fees of any nature payable to Agent or any Lender pursuant to the Fee Letter, this Agreement or any of the other Loan Documents.
          “Financial Covenants” means the financial covenants set forth in Section 9.
          “Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of Holdings delivered in accordance with Section 4.4 and Section 5.1.
          “Fiscal Month” means any of the monthly accounting periods of the Borrowers.
          “Fiscal Quarter” means any of the quarterly accounting periods of the Borrowers, ending on March 31, June 30, September 30 and December 31 of each year.

          “Fiscal Year” means any of the annual accounting periods of the Borrowers ending on December 31 of each year.
          “Fixed Charge Coverage Ratio” means, for any fiscal period, the ratio of (a) EBITDA in such period, to (b) Fixed Charges for such period.
          “Fixed Charges” means, for any fiscal period, the sum, for Holdings and its consolidated Subsidiaries for such period, of: (a) income taxes required to be paid in such period; (b) Capital Expenditures to the extent paid during such period (excluding the financed portion thereof); and (c) Debt Service paid.
          “Fixtures” means all “fixtures,” as such term is defined in the UCC, now owned or hereafter acquired by any Borrower.
          “Foreign Lender” means any Lender that is not a “United States person” (as such term is defined in Code Section 7701(a)(30)).
          “GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as such term is further defined in Section 9 of the Agreement.
          “General Intangibles” means “general intangibles,” as such term is defined in the UCC, now owned or hereafter acquired by any Borrower, including all right, title and interest that such Borrower may now or hereafter have in or under any Contract, all payment intangibles, Subscriber lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Borrower or any computer bureau or service company from time to time acting for such Borrower.
          “Goods” means any “goods” as defined in the UCC, now owned or hereafter acquired by any Borrower, wherever located, including embedded software to the extent included in “goods” as defined in the UCC, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.
          “Governmental Approvals” means any and all licenses, approvals, consents, qualifications and authorizations from any Governmental Authority.

          “Governmental Authority” means any nation or government, any state or any political subdivision thereof (including, without limitation, any district, city, township, municipality or similar jurisdiction and any quasi governmental association or institution), and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guaranty Obligations” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranty Obligations at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligations are incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligations, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.
          “Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.
          “Holdback Liabilities” means any obligations required to be paid by any Borrower in connection with a Permitted Acquisition which are reserved for a period of time following closing in connection with Alarm Contracts purchased in such Permitted Acquisition which are cancelled, terminated or otherwise determined not to comply with the terms of the related acquisition agreement.
          “Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred ninety (90) days or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than ninety (90) days, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and performance, surety and appeal bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Base Rate as in effect on the date of determination) of future rental payments under all synthetic leases, (f) all net obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all net obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) the Obligations, and (j) any Holdback Liabilities.
          “Indemnified Liabilities” has the meaning ascribed to it in Section 2.10(a).
          “Indemnified Person” has the meaning ascribed to it in Section 2.10(a).
          “Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.
          “Initial Advance” has the meaning ascribed to it in Section 3.1(g).
          “Instruments” means all “instruments,” as such term is defined in the UCC, now owned or hereafter acquired by any Borrower, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.
          “Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.
          “Intercompany Notes” has the meaning ascribed to it in Section 7.3(a)(iv).
          “Interest Expense” means, for any fiscal period, interest expense (whether cash or non-cash) and fees of Holdings and its consolidated Subsidiaries in respect of Indebtedness determined in accordance with GAAP for the relevant period, including interest expense and fees with respect to any Total Debt and interest expense for the relevant period that has been capitalized on the balance sheet of Holdings and its consolidated Subsidiaries; provided that, Interest Expense is not intended to include any of the up-front fees required to be paid pursuant to the Fee Letter on or prior to the Closing Date that might otherwise be treated as interest expense in accordance with GAAP.
          “Interest Payment Date” means (a) as to any Base Rate Loan, the first Business Day of each calendar month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.
          “Inventory” means any “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Borrower, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in any Borrower’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.
          “Investment Property” means all “investment property” as such term is defined in the UCC now owned or hereafter acquired by any Borrower, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Borrower, including the rights of such Borrower to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Borrower; (iv) all commodity contracts of any Borrower; and (v) all commodity accounts held by any Borrower.
          “IRS” means the Internal Revenue Service.
          “Lenders” means CapitalSource Finance, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender, so long as any such Person holds any Commitment or Loans pursuant to the terms of this Agreement.
          “Letter-of Credit Rights” means “letter-of-credit rights” as such term is defined in the UCC, now owned or hereafter acquired by any Borrower, including rights to payment or performance under a letter of credit, whether or not such Borrower, as beneficiary, has demanded or is entitled to demand payment or performance.
          “LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.
          “LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.
          “LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by the Borrowers pursuant to this Agreement and ending thirty, sixty or ninety days thereafter, as selected by the Borrowers’ irrevocable notice to Agent as set forth in Section 2.4(f); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

     (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;
     (b) any LIBOR Period that would otherwise extend beyond the Maturity Date shall end on such date;
     (c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;
     (d) the Borrowers shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and
     (e) the Borrowers shall select LIBOR Periods so that there shall be no more than 8 separate LIBOR Loans in existence at any one time.
          “LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:
     (a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by
     (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.
     If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and the Borrowers.
          “License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Borrower.
          “Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).
          “Life Insurance Policy” means a current, valid and fully paid key man life insurance policy in the amount of at least $2,500,000 that insures the life of Stephen Ruzika and that (i) names Borrowers as the sole beneficiaries, (ii) is issued by a carrier and otherwise is in form and substance acceptable to Agent in its Permitted Discretion, and (iii) is collaterally assigned to Agent for the ratable benefit of Lenders and as such expressly provides that it cannot be altered, amended, modified or canceled without thirty (30) Business Days prior written notice to Agent and that it inures to the benefit of Agents and Lenders notwithstanding any action or omission or negligence of or by any Borrower or any insured thereunder.
          “Litigation” has the meaning ascribed to it in Section 4.13.
          “Loan” means, at any time, the aggregate amount of Advances outstanding to Borrowers from a Lender or all Lenders, as applicable.
          “Loan Account” has the meaning ascribed to it in Section 2.9.
          “Loan Documents” means the Agreement, any Notes, the Collateral Documents and all other agreements, instruments, documents and certificates identified in Section 3.1 executed and delivered to, or in favor of, Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Borrower, or any employee of any Borrower, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
          “Lockbox Account” has the meaning ascribed to it in Section 2.5(b).
          “Lockbox Agreement” means a tri-party lockbox agreement in the form of Exhibit 2.5(b)(2) hereto among a Borrower, the Agent and a Lockbox Bank or such other form as is acceptable to Agent in its Permitted Discretion.
          “Lockbox Bank” has the meaning ascribed to it in Section 2.5(b).
          “Margin Stock” has the meaning ascribed to it in Section 4.10.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial or other condition of the Borrowers considered as a whole, (b) the Borrowers’ ability to pay any of the Loans or to pay or perform any of the other Obligations in accordance with the terms of this Agreement or the other Loan Documents, (c) the Collateral (taken as a whole) or Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under this Agreement and the other Loan Documents or their ability to enforce the same.
          “Material Contract” means: (a) any agreement relating to the acquisition of Alarm Contracts; (b) any Monitoring Contract; (c) any Off Site Storage Agreement; (d) all licensing or other use agreements relating to computer software of any Borrower; (e) all agreements and contracts of any Borrower for the use of telephone lines; and (f) such other agreements, documents and contracts as Agent may reasonably designate as “material” from time to time by written notice to the Borrowers; all of the foregoing, as amended, supplemented, restated or replaced from time to time.
          “Maturity Date” means November 9, 2008.
          “Maximum Amount” means, as of any date of determination, an amount equal to the aggregate of all Lenders’ Commitments, as of such date.
          “Measured Time Period” shall mean, for the first six (6) months after the Closing Date, the number of months then ended since the Closing Date beginning with November 2005; and thereafter it shall mean the immediately preceding six (6) months.
          “Monitoring Contract” means an agreement between any Borrower and a third party pursuant to which such Borrower subcontracts the electronic monitoring of alarm systems provided for under Alarm Contracts.
          “Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Borrower to Agent, on behalf of itself and Lenders, from time to time, with respect to any Real Estate, all in form and substance reasonably satisfactory to Agent.
          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Borrower or ERISA Affiliate is making, is obligated to make or has made or been obligated to make within the last six years, contributions on behalf of participants who are or were employed by any of them.
          “Non-Corporate Domestic Lender” means any Lender that is a “United States person” but is not a “domestic” corporation (as such terms are defined in Code Section 7701(a)).
          “Non-Funding Lender” has the meaning ascribed to it in Section 11.9(a)(ii).
          “Nonsolicitation and Disclosure Agreements” has the meaning ascribed to it in Section 3.1(z).
          “Note” and “Notes” mean any notes issued pursuant to Section 2.1(b).
          “Notice of Advance” has the meaning ascribed to it in Section 2.1(a).
          “Notice of Conversion/Continuation” has the meaning ascribed to it in Section 2.4(f).

          “Notice of Termination” has the meaning ascribed to it in Section 2.2(a).
          “Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Borrower to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower in bankruptcy, whether or not allowed in such case or proceeding), Fees, hedging obligations under swaps, caps and collar arrangements provided by any Lender, expenses, in-house and external attorneys’ fees and any other sum chargeable to any Borrower under the Agreement or any of the other Loan Documents.
          “Off Site Storage Agreement” means any agreement between any Borrower and a storage company, bailee or other third party, regarding the bailment, holding or storage or Alarm Contracts or other assets or property of such Borrower.
          “Other Taxes” means present or future stamp or documentary taxes and any other excise, property or similar taxes, charges or levies that arise from or in connection with any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Loan Document.
          “Parent” has the meaning ascribed thereto in the Recitals to the Agreement.
          “Parent Pledge Agreement” means the Pledge Agreement of even date herewith executed by Parent in favor of Agent, on behalf of itself and Lenders, pledging all Stock of Holdings.
          “Patent License” means rights under any written agreement now owned or hereafter acquired by any Borrower granting any right with respect to any invention on which a Patent is in existence.
          “Patent Security Agreements” means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Borrower.
          “Patents” means all of the following in which any Borrower now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plan” means a Plan described in Section 3(2) of ERISA.

          “Permitted Acquisition” has the meaning ascribed to it in Section 7.1.
          “Permitted Discretion” means a determination or judgment made by Agent in good faith in the exercise of reasonable (from the perspective of a secured lender making loans of the type evidenced hereby) business judgment.
          “Permitted Encumbrances” means the following Liens and encumbrances: (a) Liens for Taxes and Charges due but not yet delinquent or which are being contested in accordance with Section 6.2(b); (b) pledges or deposits of money securing statutory obligations under workers’ compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA) provided in aggregate amount of outstanding of contingent liabilities of the Borrowers at any one time outstanding thereunder does not exceed $500,000; (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Borrower is a party as lessee made in the ordinary course of business provided in aggregate amount of outstanding or contingent liabilities of the Borrowers at any one time outstanding thereunder does not exceed $500,000; (d) deposits securing, or in lieu of, surety, performance, appeal or customs bonds in proceedings to which any Borrower is a party and securing liabilities in the ordinary course of business provided in aggregate amount of outstanding or contingent liabilities of the Borrowers at any one time outstanding thereunder does not exceed $500,000; (e) any attachment or judgment lien not constituting an Event of Default under Section 10.1(i); (f) zoning restrictions, easements, right-of-ways, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not, individually or in the aggregate, materially impair the use, value, or marketability of such Real Estate; (g) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (h) Liens expressly permitted under Section 7.7 of the Agreement, (i) with respect to any Real Estate, matters disclosed on the title commitment with respect thereto so long as such matters do not, individually or in the aggregate, materially affect the marketability or have a material impact on the value or quality of such title; (j) landlord’s liens so long such liens are subordinated in right of payment to the Obligations in accordance with a landlord’s agreement to the extent required pursuant to Section 6.9; and (k) Liens arising from UCC financing statement filings regarding operating leases entered into by any Borrower in the ordinary course of business, limited to the assets so leased; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, any Person becoming a Subsidiary of any Borrower; provided further, however, that any such Lien may not extend to any other property owned by any Borrower.
          “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).
          “Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Borrower or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Borrower.

          “Pledge Agreements” means the Borrower Pledge Agreement, the Parent Pledge Agreement, and any other pledge agreement entered into after the Closing Date by any other Person (as required by this Agreement or any other Loan Document).
          “Post Closing Agreement” has the meaning ascribed to it in Section 6.10.
          “Pro Rata Share” means with respect to all matters relating to any Lender (a) prior to the Commitment Termination Date, the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the aggregate Commitments of all Lenders, as any such Commitments and percentages may be adjusted by assignments permitted pursuant to Section 11.1, and (b) on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.
          “Proceeds” means “proceeds,” as such term is defined in the UCC, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Borrower from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Borrower against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Borrower against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.
          “Projections” means Holdings’ forecasted consolidated: (a) balance sheets; (b) income statements; and (c) cash flow statements and otherwise consistent with the books and records from the previous period in all material respects, except as noted therein with reasonable explanatory comments, together with appropriate supporting details and a statement of underlying assumptions.
          “Qualified Alarm Contract” means an Alarm Contract payable in the lawful currency of the United States of America:
          (a) as to which a Borrower (i) owns all right, title and interest, free and clear of all Liens, other than Permitted Encumbrances, (ii) no later than the date of acquisition or replacement, (A) in connection with any Alarm Contract acquired through a Permitted Acquisition after the Closing Date, has filed either a blanket or precautionary UCC-1 financing statements against the related dealer, in the appropriate jurisdiction, covering all of the dealers Alarm Contracts or listing such Alarm Contract, as applicable, and (B) has obtained acknowledgement from the related dealer that all future Alarm Contracts with the Subscribers listed in the existing acquisition agreement have been transferred to such Borrower under the applicable acquisition agreement and (iii) no later than the date of filing of any UCC-1 financing statements required by the preceding clause (A), has obtained authorization from the related dealer to file such UCC-1 financing statements;
          (b) which is fully executed and in full force and effect, enforceable in accordance with its terms;
          (c) which (i) is fully assignable (or consent to assignment has been provided in form and substance reasonably satisfactory to Agent), (ii) includes limitation of liability and third party indemnification provisions acceptable to Agent, (iii) complies with applicable Law including without limitation all federal and state consumer credit laws, and (iv) is otherwise in form and substance reasonably satisfactory to Agent;
          (d) as to which the alarm system related to such Alarm Contract (i) is installed in (A) New York or Florida or (B) any other state consented to in writing by Agent, (ii) is in good working order and condition, and (iii) has been installed and maintained in accordance with good and workmanlike practices prevailing in the alarm industry in the jurisdiction in which the applicable alarm system is installed;
          (e) as to which all parties related to such Alarm Contract have performed all obligations under or with respect to such Alarm Contract or the related alarm system and no such party is in default thereunder (except as permitted under the definition of Qualified RMR), and neither any Borrower nor the related dealer has received any notice of a default or breach (or anticipated default or breach) under such Alarm Contract or terminated, cancelled or written off such Alarm Contract;
          (f) in connection with any Alarm Contract acquired through a Permitted Acquisition after the Closing Date, to the best of any Borrower’s knowledge after due inquiry, as to which the related dealer and seller, if any, has all licenses and permits necessary and material to the enforceability of such Alarm Contract, including, without limitation, having filed and maintained an effective and current notice of business activities report or similar evidence of qualification to transact business in each state in which such dealer (and seller) enters into, services or acquires Alarm Contracts;
          (g) as to which no notice of cancellation or termination has been received by any Borrower or the related dealer or subcontractor;
          (h) as to which all of the representations, warranties and covenants made under this Agreement relating to such Alarm Contract are true and correct (as of any date made), including, without limitation, the covenants set forth in Section 6.13 hereof;
          (i) as to which there exists only one original executed copy (for purposes hereof and elsewhere in this Agreement, carbon copies not to be considered originals);

          (j) as to which the alarm system related to such Alarm Contract and its installation and monitoring conform in all material respects to the terms of such Alarm Contract and applicable Law;
          (k) as to which the applicable Subscriber is not (i) a Subsidiary, Affiliate or employee of Parent, any Borrower or the related dealer, or (ii) paying pursuant to a negotiated payment plan as a result of non-payment, insolvent or the subject of any bankruptcy or insolvency proceedings of any kind or any other proceeding or action which might have a material adverse effect on such Subscriber; and
          (l) is otherwise satisfactory to the Agent in its reasonable discretion.
          “Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that, no Person proposed to become a Lender after the Closing Date who (i) is determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser or (ii) holds Subordinated Debt or Stock issued by any Borrower, shall be a Qualified Assignee.
          “Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the Code.
          “Qualified Retail RMR” means RMR which meets each of the following criteria: (a) such RMR is (i) not more than ninety (90) days past due (except for the Slow Pay RMR, which is deemed to be Qualified Retail RMR for purposes of this definition) and (ii) such RMR has not been terminated, cancelled or written off, nor has the Subscriber provided notice of termination; (b) not more than 22% of such RMR are from Qualified Alarm Contracts which are more than thirty (30) days past due; (c) no such RMR is from a Qualified Alarm Contract entered into after March 31, 2001 with a residential Subscriber whose “Beacon” credit score, at the time such Qualified Alarm Contract was entered into, was less than 600; (d) not more than $75,000 of such RMR is from Qualified Alarm Contracts which are Governmental Authorities subject to the Federal Assignment of Claims Act of 1940, as amended, or any similar state or local law (unless the Agent has been delivered evidence reasonably satisfactory to it that the Agent has a properly perfected first priority security interest in the related Qualified Alarm Contract and has received all consents from any Government Authority necessary to enable Lender to fully protect its interest in such Qualified Alarm Contract); (e) such RMR is not attributable to Wholesale RMR; and (f) such RMR is otherwise satisfactory to the Agent in its reasonable discretion. In addition, the Borrowers acknowledge and agree that the RMR attributable to Boca Pointe HOA shall be excluded from the calculation of Qualifying Retail RMR.

          “Qualified Retail RMR Leverage Ratio” means, as of any date of determination, the ratio of (a) the amount of the Loan, less the product of ten (10) times the amount of Qualified Wholesale RMR, to (b) Qualified Retail RMR.
          “Qualified RMR” means the aggregate amount of the Qualified Retail RMR and the Qualified Wholesale RMR.
          “Qualified Wholesale RMR” means that portion of the RMR that is attributable to Wholesale RMR and which meets each of the following criteria: (a) such RMR is (i) not more than ninety (90) days past due; and (ii) such RMR has not been terminated, cancelled or written off, nor has the alarm dealer provided notice of termination; (b) not more than 22% of such RMR are from Qualified Alarm Contracts which are more than thirty (30) days past due; and (c) such RMR is otherwise satisfactory to Lender in its reasonable discretion.
          “Real Estate” has the meaning ascribed to it in Section 4.6.
          “Relationship Bank” has the meaning ascribed to it in Section 2.5(a).
          “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dumping, or leaching of Hazardous Material in the indoor or outdoor environment.
          “Requisite Lenders” means Lenders having (a) more than 66 and 2/3% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 66 and 2/3% of the aggregate outstanding amount of the Loans.
          “Restricted Payment” means, with respect to any Borrower (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Borrower’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Borrower now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Borrower’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Borrower other than (i) payment of compensation or reimbursement of business related expenses in the ordinary course of business to Stockholders who are employees of such Borrower and (ii) the reimbursement of out-of-pocket expenses of the directors of any Borrower for such director’s attendance of board meetings not to exceed $25,000 in any Fiscal Year; (g) any payment of management fees (or other fees of a similar nature) by such Borrower to the Parent or any Affiliate of the Parent or any Borrower; and (h) any payment on account of working capital adjustments or earn-out payments made pursuant to any acquisition agreement; provided that, this is not intended to restrict the payment of any Holdback Liabilities required to be paid pursuant to the related acquisition agreement.
          “Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the Code and at the sole expense of the participant or the beneficiary of the participant.
          “RMR” means, for any calendar month, the aggregate recurring regular monthly amount paid by Subscribers, including other alarm dealers, under Qualified Alarm Contracts for a one-month period as payment for regular and on-going electronic monitoring services, closed-circuit television and access control systems, maintenance, fire and/or other electronic security system related services (but excluding any non-recurring, special or one-time charges (including, without limitation, amounts billed for installation charges and/or repairs), taxes, fees and other assessments or amounts imposed by Governmental Authorities or fire or law enforcement institutions related to such Qualified Alarm Contracts, charges or costs associated with equipment purchases, lease financing revenue, charges related to telephone transmission of alarm signals and other utility charges, antenna rental charges, panel use, franchise and license fees, false alarm charges and similar charges).
          “Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Borrower that is a signatory thereto.
          “Slow Pay RMR” means RMR (other than Wholesale RMR) that is due from a commercial Subscriber under a Qualified Alarm Contract of which at least a portion is more than ninety (90) days past due, but no portion is more than one hundred twenty (120) days past due; and provided that such Subscriber has made one or more payments during the ninety (90) days immediately prior to the date of determination in an aggregate amount of not less than one month’s RMR under such Qualified Alarm Contract.
          “Software” means all “software” as such term is defined in the UCC, now owned or hereafter acquired by any Borrower, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.
          “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; and (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

          “Stock” means all shares, options, warrants, general or limited partnership interests, membership or limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934); provided that any earn-out or similar obligation incurred pursuant to a Permitted Acquisition shall be deemed not to constitute Stock.
          “Stockholder” means, with respect to any Person, each holder of Stock of such Person.
          “Subscriber” means an individual or other Person obligated under an Alarm Contract, who receives regular and on-going electronic monitoring services, closed-circuit television and access control systems, maintenance, fire and/or other electronic security system related services from a Borrower.
          “Subordinated Debt” means any Indebtedness of any Borrower fully subordinated to the Obligations in a manner and form satisfactory to Agent as to right and time of payment and as to any other rights and remedies thereunder.
          “Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of any Borrower.
          “Supporting Obligations” means all “supporting obligations” as such term is defined in the UCC, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.
          “Taxes” means taxes, levies, imposts, deductions, or withholdings, and all liabilities with respect thereto, imposed by any Governmental Authority.
          “Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations, other than residual indemnity that survive payment in full of the Loans, under the Agreement and the other Loan Documents have been completely discharged, and (c) the Borrowers shall not have any further right to borrow any monies under the Agreement.

          “Termination Fee” has the meaning ascribed to it in the Fee Letter.
          “Third Party Consent Form” means a form signed by any Person, other than any Borrower, that is a party to a Material Contract, consenting to the assignment of a Material Contract to such Borrower.
          “Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Borrower or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.
          “Total Borrowing Availability” means, as of any date, the Maximum Amount minus $500,000.
          “Total Debt” means, with respect to Holdings and its consolidated Subsidiaries, without duplication, the principal portion of all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at any such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of the Borrowers, the Obligations and, without duplication, Guaranty Obligations consisting of guaranties of Total Debt of other Persons; provided that, the aggregate amount of performance, surety and appeal bonds, to the extent not in excess, at any time of measurement, of $500,000, shall be excluded from any calculation of Total Debt to the extent that such amount would otherwise be included therein.
          “Total Revenue” means, for any fiscal period, all revenue of Holdings on a consolidated basis, as calculated for such period in accordance with GAAP.
          “Trademark License” means rights under any written agreement now owned or hereafter acquired by any Borrower granting any right to use any Trademark.
          “Trademark Security Agreements” means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Borrower.
          “Trademarks” means all of the following now owned or hereafter adopted or acquired by any Borrower: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, service name, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

          “UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Maryland; provided, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Maryland, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
          “Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes as if the Plan terminated in effect under such Title IV Plan.
          “Unused Line Fee” has the meaning ascribed to it in Section 2.6(b).
          “Welfare Plan” means a Plan described in Section 3(1) of ERISA.
          “Wholesale RMR” means RMR paid by other alarm dealers that subcontract with Borrower for the provision of alarm monitoring services to the customers of such dealers.
          “Write-Off Policy” has the meaning ascribed to it in Section 4.29.
          Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Section 9. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein. Unless otherwise specified, references in the Agreement or any of the Appendices relating to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all schedules, exhibits and disclosure schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such schedule, exhibit or disclosure schedule.
          Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in any gender shall include all genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Borrower, such words are intended to signify that such Borrower has actual knowledge or awareness of a particular fact or circumstance or that such Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.
2. AMOUNT AND TERMS OF CREDIT
     2.1 Revolving Credit Facility.
          (a) Subject to the terms and conditions hereof, each Lender shall make available to the Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, an “Advance”). The Pro Rata Share of the Loan of any Lender shall not at any time exceed its separate Commitment. The obligations of each Lender hereunder shall be several and not joint. Until the Commitment Termination Date, the Borrowers may from time to time borrow, repay and reborrow under this Section 2.1(a); provided, that the amount of any Advance to be made at any time shall be at least equal to or greater than $250,000 and not exceed Borrowing Availability at such time and at no time shall the total amount of Advances outstanding exceed the Total Borrowing Availability. Each Advance shall be made on notice by the Borrowers to the Agent at the address specified in Section 13.10 or as otherwise specified by Agent to Borrowers in writing. Any such notice (other than the notice for the Initial Advance) must be given no later than (1) noon (New York time) on the date which is one (1) Business Day prior to the proposed Advance, in the case of a Base Rate Loan, or (2) noon (New York time) on the date which is three (3) Business Days prior to the proposed Advance, in the case of a LIBOR Loan. Each such notice (a “Notice of Advance”) must be given in writing (by telecopy or overnight courier) in the form of a Borrowing Base Certificate as set forth in Exhibit 5.1(b). If the Borrowers desire to have the Advances bear interest by reference to a LIBOR Rate, it must comply with Section 2.4(f). Agent may charge Borrowers a wire fee for each Advance.
          (b) (i) Agent shall maintain, in accordance with its usual practice, electronic or written records evidencing the indebtedness and obligations to the Lenders resulting from any Advance made by a Lender from time to time, including without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
               (ii) The Borrowers agree that:
                    (A) upon written notice by Agent to the Borrowers that a promissory note or other evidence of indebtedness is requested by Agent or any Lender to evidence the Loan and other Obligations owing or payable to, or to be made by, such Lender, the Borrowers shall promptly (and in any event within five (5) Business Days of any such request) execute and deliver to Agent an appropriate promissory note or notes in form and substance reasonably acceptable to Agent and Borrower, payable to the order of such Lender or in a principal amount equal to the amount of the Loans owing or payable to Lender;
                    (B) all references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued (and not returned to the Borrowers for cancellation) hereunder,

as the same may be amended, modified, divided, supplemented and/or restated from time to time; and
                    (C) upon a Lender’s written request, and in any event within five (5) Business Days of any such request, Borrowers shall execute and deliver to such Lender new Notes and/or divide the Notes in exchange for then existing Notes in such smaller amounts or denominations as such Lender shall specify in its sole and absolute discretion; provided, that the aggregate principal amount of such new Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided, further, that such Notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new Notes and returned to the Borrowers within a reasonable period of time after Lender’s receipt of the replacement Notes.
          (c) The entire unpaid balance of the Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Maturity Date.
     2.2 Prepayments.
          (a) Voluntary Prepayments of Loans; Reductions in Commitments. The Borrowers may at any time on at least five (5) Five Business Days’ prior written notice to Agent (i) voluntarily prepay all or part of the Loans and/or (ii) permanently reduce (but not terminate) the Commitment; provided that (A) any such prepayments or reductions shall be in a minimum amount of $100,000 and integral multiples of $100,000 in excess of such amount, (B) the Commitment shall not be reduced to an amount less than the aggregate amount of the outstanding Loan at such time and (C) after giving effect to such reductions, the Borrowers shall be in compliance with Section 2.2(b)(i). The Borrowers may at any time on at least three (3) days’ prior written notice to Agent terminate the Commitments (“Notice of Termination”). If the Borrowers terminate the Commitments prior to the Commitment Termination Date, the Borrowers shall pay to Agent, solely for Agent’s benefit (in addition to the then outstanding principal, accrued interest and Obligations owing pursuant to the terms of this Agreement and any other Loan Document), as yield maintenance for the loss of bargain and not as a penalty, an amount equal to the applicable Termination Fee. Any voluntary prepayment and any reduction or termination of the Commitments must be accompanied by payment of any LIBOR funding breakage costs in accordance with Section 2.10(b). Upon any such reduction or termination of the Commitments, the Borrowers’ right to request Advances shall simultaneously be permanently reduced or terminated.
          (b) Mandatory Prepayments.
               (i) If at any time the outstanding balance of the Loan exceeds the Borrowing Base, including, as a result of any reduction in the amounts of the Commitments as set forth on Schedule I hereto, the Borrowers shall promptly (but in no event later than the second Business Day thereafter) repay the aggregate outstanding Advances to the extent required to eliminate such excess. Such prepayment will not, in and of itself, reduce any Commitment.

               (ii) Upon receipt by any Borrower of any cash proceeds of any asset disposition (other than Inventory disposed of in the ordinary course of business), such Borrower shall promptly (but in no event later than the second Business Day thereafter) prepay the Loan in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Borrower in connection therewith to an unrelated third party, (B) sales, use and transfer taxes, (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and, so long as no Event of Default has occurred and is continuing, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. In the event of any escrow or holdback arrangement with respect to any such disposition, the receipt of any deferred proceeds as a result thereof shall be deemed to occur when and as such proceeds are actually received by any Borrower. Notwithstanding the foregoing, the following shall not be subject to mandatory prepayment under this clause (ii): (1) asset disposition proceeds that are reinvested in similar assets within one hundred eighty (180) days following receipt thereof; provided that (x) if such proceeds exceed $500,000 for any one disposition, such Borrower notifies Agent of its intent to reinvest at the time such proceeds are received and when such reinvestment occurs, (y) no Event of Default exists from and including the date of such disposition through and including the date of such reinvestment (and upon the occurrence of such Event of Default, Agent may automatically, or Borrowers shall at the instruction of the Agent, apply any such proceeds to prepayment of the Loans) and (z) at all times prior to such reinvestment such proceeds shall be deposited in a Bank Account (except to the extent the Agent, in its discretion, requires such Borrower to deposit such amounts in a blocked account); and (2) asset disposition proceeds invested in a Borrower and used to pay off such Borrower’s obligations arising under the terms of the Bridge Loan and to terminate any commitments arising thereunder. To the extent such funds are placed in a blocked account, they shall be made available to such Borrower to reinvest in similar assets upon any written request by such Borrower for the release of funds necessary for such reinvestment, so long as no Event of Default has occurred and is continuing at the time of such request. To the extent (x) not used to reinvest in similar assets, or (y) if any Event of Default has occurred or is continuing, such asset disposition proceeds shall be applied in accordance with Section 2.2(c).
               (iii) If any Borrower issues Stock after the Closing Date or Indebtedness for borrowed money (whether or not permitted pursuant to this Agreement), such Borrower shall promptly (but in no event later than the second Business Day following the date of receipt of the proceeds thereof) prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs, fees and expenses paid in connection therewith. Any such prepayment shall be applied in accordance with Section 2.2(c). Notwithstanding the foregoing, the following shall not be subject to prepayment under this clause (iii): (1) proceeds of Stock used to fund Permitted Acquisitions; (2) proceeds of the issuance of additional Indebtedness under this Agreement; (3) proceeds of any Indebtedness permitted pursuant to Section 7.3(a); and (4) proceeds of Stock issued for the purpose of paying off the Borrowers’ obligations arising under the terms of the Bridge Loan, provided that, as to any of the above, (x) Borrower notifies Agent of its intent to issue any such Stock, if applicable, and (y) no Event of Default exists at the time of receipt of such proceeds (and at all times prior to such permitted use, such proceeds shall be deposited into a Bank Account) and, upon the occurrence of any Event of Default, Agent may automatically, or Borrowers shall at the instruction of the Agent, apply any such proceeds to prepayment of the Loans).

          (c) Application of Prepayments. Any prepayment made on the Loan shall be applied as follows: first, to Fees and reimbursable expenses (previously documented for the Borrowers) of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Loan, ratably; and third, to the outstanding principal balance of the Loan until the same has been paid in full. The Commitments shall be permanently reduced by the amount of any such prepayments (other than such payments under clause (b)(i) above). Agent may charge Borrowers a wire fee for any prepayment hereunder.
          (d) No Implied Consent. Nothing in this Section 2.2 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.
     2.3 Use of Proceeds.
          The Borrowers shall utilize the proceeds of the Loans as set forth in Recital A. Disclosure Schedule (2.3) contains a description of the Borrowers’ sources and uses of funds as of the Closing Date, including the Advance to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.
     2.4 Interest and Applicable Margins.
          (a) The Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) the Base Rate plus the Applicable Margin per annum, or (ii) at the election of the Borrowers, the applicable LIBOR Rate plus the Applicable Margin per annum.
          (b) The Applicable Margins shall be established by reference to the following Levels of Applicable Margins set forth below:

If Qualified Retail RMR
Leverage Ratio is:	Level of Applicable Margins:
≤ 18.0x	Level I
> 18.0x but ≤ 20.0x	Level II
> 20.0x but ≤ 22.0x	Level III
> 22.0x but ≤ 24.0x	Level IV
> 24.0x but ≤ 25.0x	Level V
> 25.0x but ≤ 26.0x	Level VI
          The Applicable Margins shall be as follows:

	Level I	Level II	Level III	Level IV	Level V	Level VI
Applicable Base Rate Margin	1.50%	2.00%	2.50%	3.00%	3.75%	4.25%
Applicable LIBOR Margin	3.25%	3.25%	3.75%	4.25%	5.25%	5.75%

          From the Closing Date until the first adjustment as described below, the Applicable Margins shall be set at Level VI. The Applicable Margins shall be adjusted monthly and retroactively effective as of the first day of a calendar month based upon the information set forth in the Borrowing Base Certificate for the prior month. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day following the date on which such Event of Default is waived or cured.
          (c) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. The foregoing shall not be given effect, however, in respect of the calculation of Financial Covenants relating to scheduled principal payments.
          (d) All computations of Fees calculated on a per annum basis and interest based on the LIBOR Rate shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. All computations of interest based on the Base Rate shall be made by Agent on the basis of a 365/366-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Base Rate is a floating rate determined for each day. Each determination by Agent of interest rates and Fees hereunder shall, absent manifest error, be presumptive evidence of the correctness of such rates and Fees.
          (e) So long as an Event of Default has occurred and is continuing under Section 10.1(a), (h) or (i), the interest rates applicable to the Loans shall be increased by four percentage points (4%) per annum, and so long as any other Event of Default (except under Section 10.1(a) to the extent the following sentence shall apply) has occurred and is continuing and at the election of Requisite Lenders confirmed by written notice from Agent to the Borrowers, the interest rates applicable to the Loans shall be increased by two percentage points (2%) per annum, above the rates of interest otherwise applicable hereunder unless Agent or Requisite Lenders elect to impose a smaller increase (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of the applicable Event of Default until that Event of Default is cured or waived and shall be payable upon demand.
          (f) Subject to the conditions precedent set forth in Section 2.2, the Borrowers shall have the option to (i) request that any Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans from Base Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to a Base Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 2.10(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $100,000 and integral multiples of $100,000 in excess of such amount. Any such election must be made by noon (New York time) on the third Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which the Borrowers wish to convert any Base Rate Loan to a LIBOR Loan for a LIBOR Period designated by the Borrowers in such election. If no election is received with respect to a LIBOR Loan by noon (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if an Event of Default has occurred and is continuing or the additional conditions precedent set forth in Section 3.2 shall not have been satisfied), that LIBOR Loan shall be converted to a Base Rate Loan at the end of its LIBOR Period. The Borrowers must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 2.4(f).
          (g) Notwithstanding anything to the contrary set forth in this Section 2.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such Maximum Lawful Rate, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Borrowers shall have paid interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the Maximum Lawful Rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrowers hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Agent shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 2.4(g) shall control to the extent any other provision of any Loan Document is inconsistent herewith.
     2.5 Cash Management Systems.
          Each Borrower will maintain until the Termination Date, the cash management systems described below (the “Cash Management Systems”).
          (a) Each Borrower shall (i) maintain all of it deposit and other bank accounts (“Bank Accounts”) at the banks set forth in Disclosure Schedule (4.19), and (ii) deposit and cause all of its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the third Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral into one or more such Bank Accounts in a Borrower’s name or any such Subsidiary’s name and at a bank identified in Disclosure Schedule (4.19) (each, a “Relationship Bank”).
          (b) As of the Closing Date, each Relationship Bank shall have entered into an Account Control Agreement with Agent, for the benefit of itself and Lenders, and the applicable

Borrower, governing all Bank Accounts with such Relationship Bank. As of the Closing Date, the Borrowers shall maintain one or more lockbox accounts (individually and collectively, the “Lockbox Account”) with one or more banks acceptable to Agent (each, a “Lockbox Bank”), and shall execute with each Lockbox Bank one or more agreements acceptable to Agent (individually and collectively, the “Lockbox Agreement”), and such other agreements related thereto as Agent may require. Borrowers shall ensure that all collections of Borrowers’ Accounts and all other cash payments received by Borrowers are paid and delivered directly from Account Debtors and other Persons into the appropriate Lockbox Account. The Lockbox Agreements shall provide that upon receipt of written notice from Agent the Lockbox Banks immediately will transfer all funds paid into the Lockbox Accounts into a depository account or accounts (specified in the Lockbox Agreement or to be specified in such written notice) maintained by Agent or an Affiliate of Agent at such bank as Agent may communicate to Borrower from time to time (the “Concentration Account”). Notwithstanding and without limiting any other provision of any Loan Document, Agent shall apply, on a daily basis, all funds transferred into the Concentration Account pursuant to the Lockbox Agreement and this Section 2.5(b) in such order and manner as determined by Agent. Except to the extent applied to reduce the obligations under the Bridge Loan and related Bridge Loan Documents, all funds transferred to the Concentration Account for application to the Obligations under this Agreement shall be applied to reduce the Obligations under this Agreement. If as the result of collections of Accounts and/or any other cash payments received by any Borrower pursuant to this Section 2.5(b) a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of a Borrower, but shall be available to Borrowers upon Borrowers’ written request. If applicable, at any time prior to the execution of all or any of the Lockbox Agreements and operation of all or any of the Lockbox Accounts, Borrowers and each Affiliate of a Borrower shall direct all collections or proceeds it receives on Accounts or from other Collateral to the account(s) and in the manner specified by Agent in its sole discretion.
          (c) So long as no Event of Default has occurred and is continuing, Borrower may amend Disclosure Schedule (4.19) to add or replace a Relationship Bank or Bank Account; provided, that prior to the time of the opening of such account, any Borrower or its Subsidiaries, as applicable, and such bank shall have executed and delivered to Agent an Account Control Agreement and a Lockbox Agreement. Each Borrower shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within sixty (60) days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within ninety (90) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts of the bank holding such accounts or Agent’s liability under any Account Control Agreement with such bank is no longer acceptable in Agent’s reasonable judgment.
          (d) The Bank Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each Borrower and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.
          (e) Each Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with Borrower (each a “Related

          Person”) to (i) hold in trust for Agent, for the benefit of itself and Lenders all checks, cash and other items of payment received by such Borrower or any such Related Person in respect of such Borrower or any of the Collateral, and (ii) within five (5) Business Day after receipt by such Borrower or any such Related Person of any such checks, cash or other items of payment, deposit the same into a Lockbox Account. Each Borrower on behalf of itself and each Related Person acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral not paid directly to the Agent shall be deposited directly into a Lockbox Account.
          (f) Each Bank Account shall at all times be subject to an Account Control Agreement and each Lockbox Account shall at all times be subject to a Lockbox Agreement.
     2.6 Fees.
          (a) On the Closing Date, as additional compensation, the Borrowers shall pay to Agent solely for Agent’s benefit a commitment fee in the amount set forth in the Fee Letter.
          (b) As additional compensation for the Lenders, the Borrowers shall pay to Agent, for the ratable (as may be adjusted to reflect the revision of Commitments during any Fiscal Quarter as a result of a Commitment Increase pursuant to Section 2.15 hereof) benefit of Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date for the immediately preceding month, commencing with the month ending on November 30, 2005 (which first payment shall cover the period from the Closing Date to such date), and on the Commitment Termination Date, an unused commitment fee in the amount set forth in the Fee Letter (the “Unused Line Fee”) for the Borrowers’ non-use of available funds.
          (c) In the event the Agent and the Requisite Lenders approve a Commitment Increase, the Borrowers agree to pay to Agent solely for Agent’s benefit, as additional compensation, an additional commitment fee in the amount set forth in the Fee Letter (the “Additional Commitment Fee”), which additional fee shall be due and payable at the time Agent notifies the Borrowers in writing that sufficient Increase Lenders have committed to funding such Commitment Increase.
          (d) In the event Borrowers terminate the Commitments prior to the Commitment Termination Date, Borrowers shall pay the applicable Termination Fee in accordance with Section 2.2(a).
     2.7 Receipt of Payments.
          The Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall for such purposes be deemed to have been received on the following Business Day.

     2.8 Application and Allocation of Payments.
          (a) So long as no Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 2.2(a); and (iii) mandatory prepayments shall be applied as set forth in Sections 2.2(b) and 2.2(c), as applicable. All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of any Borrower, and each Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records or anything in this Agreement to the contrary. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Agent’s and any Lender’s expenses reimbursable hereunder (including, without limitation, to the extent reimbursable under Section 13.3); (2) to any outstanding Fees; (3) to interest on Base Rate Loans; (4) to interest on LIBOR Loans, ratably in the order of maturity; (5) to all then outstanding obligations under any interest rate cap, swap or collar agreements, or other agreements or arrangements secured by the Loan Documents designed to provide protection against fluctuations in interest rates permitted hereunder, to the extent the amount owed corresponds to interest on the notional amount thereof; (6) to the principal amount of the Loan and all other outstanding Obligations; and (7) to all other outstanding obligations under any interest rate cap, swap or collar agreements, or other agreements or arrangements secured by the Loan Documents designed to provide protection against fluctuations in interest rates permitted hereunder.
          (b) Agent is authorized to, and at its sole election may, charge to the Loan balance on behalf of the Borrowers and cause to be paid all Fees, expenses, Taxes, Charges, costs (including insurance premiums in accordance with Section 6.4(a)) and interest and principal, other than principal of the Loan, owing by the Borrowers under this Agreement or any of the other Loan Documents if and to the extent the Borrowers fail to pay promptly any such amounts as and when due, after receipt of notice from Agent, even if the amount of such charges would exceed Borrowing Availability at such time. At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Loan hereunder.
     2.9 Loan Account and Accounting.
          Agent shall maintain a loan account (the “Loan Account”) on its books to record: all Advances, all payments made by or on behalf of the Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by the Borrowers; provided that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrowers’ duty to pay the Obligations. Upon request (but not more frequently than monthly), Agent shall render to the Borrowers a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month. Unless the Borrowers notify Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within fifteen (15) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by the Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of any Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.
     2.10 Indemnity.
          (a) Each Borrower shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable in-house and external attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of the execution, delivery and/or performance of the Loan Documents, credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Borrower shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
          (b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) the Borrowers shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) the Borrowers shall refuse to accept any borrowing of, or shall request a termination of any borrowing, conversion into or continuation of LIBOR Loans after the Borrowers have given notice requesting the same in accordance herewith; or (iv) the Borrowers shall fail to make any prepayment of a LIBOR Loan after the Borrowers have given a notice thereof in accordance herewith, then the Borrowers shall indemnify and hold harmless the Agent and each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the any Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide the Borrowers with its written calculation in reasonable detail of all amounts payable pursuant to this Section 2.10(b), and such calculation shall be binding on the parties hereto unless the Borrowers shall object in writing within fifteen (15) Business Days of receipt thereof, specifying the basis for such objection in detail.
     2.11 Access.
          Each Borrower that is a party hereto shall, during normal business hours, from time to time not more than four times in any year, at Borrower’s expense, except if an Event of Default has occurred and is continuing, in which case no such notice shall be required: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors, officers and employees, books, records, contracts and Accounts of each Borrower and to the Collateral (provided that access to officers, employees and agents shall be provided promptly, but in no event upon more than five (5) Business Days’ prior notice), (b) permit Agent, and any of its officers, employees, designees and agents, to inspect, audit and make extracts from any Borrower’s books and records, contracts and Accounts, and (c) permit Agent, and its officers, employees, designees and agents, to inspect, review, evaluate and make test verifications and counts of the contracts, Accounts, Inventory and other Collateral of any Borrower. If an Event of Default has occurred and is continuing, each Borrower shall provide such access to Agent and to each Lender (and their respective agents and designees) during normal business hours without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, the Borrowers shall provide Agent and each Lender with access to its suppliers and Subscribers. Lenders agree to use their commercially reasonable efforts to coordinate all such access with those of Agent and Agent and Lenders shall use their commercially reasonable efforts to provide the Borrowers copies of any written correspondence with Subscribers, provided that no liability shall accrue to the Agent or any Lender for failure to deliver any such correspondence to the Borrowers. Each Borrower shall make available to Agent and its counsel, reasonably promptly, originals or copies of all books, records, contracts and Accounts that Agent may reasonably request. Each Borrower shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any storage facility, bailee, service bureau or other Person that maintains records for such Borrower.

     2.12 Taxes.
          (a) Any and all payments by the Borrowers hereunder or under any Note shall be made, in accordance with this Section 2.12, free and clear of and without deduction for any and all present or future Indemnified Taxes and Other Taxes. If the Borrowers shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under the any Note, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12), Agent or Lenders, as applicable, shall receive an amount equal to the sum they would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law (except for any Indemnified Taxes or other liabilities that the Borrowers are contesting in good faith by appropriate proceedings). Within thirty (30) days after the date of any payment of Indemnified Taxes, the Borrowers shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, to the extent such a receipt has been issued therefor, or such other written proof of payment thereof that is reasonably satisfactory to Agent.
          (b) Each Borrower that is a signatory hereto shall indemnify and, within thirty (30) days of written demand therefor, pay Agent and each Lender for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Agent and such Lender, as applicable, shall include with any such written demand a statement setting forth in reasonable detail the basis and calculation of any such payment or indemnity hereunder, which statement shall, in the absence of demonstrable error, be conclusive and binding as to the amount thereof.
          (c) On or prior to the date of its execution and delivery of this Agreement in the case of each Lender that is listed on the signature pages of this Agreement, and on or prior to the date of the assignment pursuant to Section 11.1 pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers or Agent (but only so long thereafter as such Lender remains lawfully able to do so):
               (i) each Lender that is a Non-Corporate Domestic Lender shall provide to the Borrowers (with a copy to Agent) an original IRS Form W-9, or any successor or other form prescribed by the IRS, properly completed and duly executed under penalties of perjury; and
               (ii) each Lender that is a Foreign Lender shall provide to the Borrowers (with a copy to Agent) either:
                    (A) an original IRS Form W-8BEN or W-8IMY, as appropriate, or any successor or other form prescribed by the IRS, properly completed and duly executed under penalties of perjury, certifying that such Lender is entitled to a zero (0) rate of United States withholding tax on payments made pursuant to this Agreement or any Notes,
                    (B) an original IRS Form W-8ECI, or any successor other form prescribed by the IRS, properly completed and duly executed under penalties of perjury, certifying that such Lender is exempt from United States withholding tax on payments made pursuant to this Agreement or any Notes, or
                    (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Code Section 881(c), a certificate, duly executed under penalties of perjury, that it is not (I) a “bank” (within the meaning of Code Section 881(c)(3)(A)), (II) a “ten percent shareholder” (within the meaning of Code Section 871(h)(3)(B)) of any Borrower, or (III) a “controlled foreign corporation” related to any Borrower (within the meaning of the Code Section 864(d)(4)), and an original IRS Form W-8BEN or Form W-8IMY, as appropriate, or any successor or other form prescribed by the IRS, properly completed and duly executed under penalties of perjury, certifying that such Lender is exempt from United States withholding tax on payments made pursuant to this Agreement or any Notes.
Each Lender shall deliver such new forms and documents prescribed by the IRS upon the expiration or obsolescence of any previously delivered forms or other documents referred to in this Section 2.12(c) or after the occurrence of any event requiring a change in the most recent forms or other documents delivered by such Lender. Such Lender shall promptly provide written notice to the Borrowers (with a copy to Agent) at any time it determines that it is no longer in a position to provide any previously delivered form or other document (or any other form of certification adopted by the IRS for such purpose).
          (d) No Default. In no event shall any withholding by any Borrower, as contemplated by this Section 2.12, on any payment under this Agreement or any Note give rise to a Default under Section 10.1.
          (e) Mitigation. Each Lender agrees that it shall, to the extent reasonable and without any additional cost (other than costs which the Borrowers have paid to such Lender, unless waived by the Lender) or risk to it, (i) take all actions reasonably requested by the Borrowers or Agent to maintain all exemptions, if any, available to it from United States withholding tax (whether available by treaty, statute, or existing administrative waiver), and (ii) otherwise cooperate with the Borrowers to minimize any amounts payable by the Borrowers pursuant to this Section 2.12.
          (f) Treatment of Certain Refunds. If Agent or any Lender determines, in its sole discretion, that it is entitled to receive a refund (whether by way of a direct payment or by offset) of any Indemnified Taxes or Other Taxes that would reasonably be considered allocable to or resulting from any increase in the amounts paid by the Borrowers or any indemnification by any Borrower pursuant to this Section 2.12, it shall promptly notify the Borrowers of the availability of such refund and shall, within thirty (30) days after the receipt of a request from the Borrowers at the Borrowers’ sole cost and expense, apply for such refund with the Borrowers being responsible for any incremental costs associated with such refund request. If Agent or any Lender determines, in its sole discretion, that it has received a refund (as described in the preceding sentence), it shall pay to the Borrowers, within thirty (30) days from the date of such receipt, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of Agent or such Lender to the Borrowers, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person.
     2.13 Capital Adequacy; Increased Costs; Illegality.
          (a) If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted or made after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then the Borrowers shall from time to time promptly after demand by such Lender (with a copy of such demand to Agent) pay to Agent for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction, provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any such additional amounts incurred more than six months prior to the date that such Lender notifies the Borrowers of the change in law giving rise to such additional amount; provided further, that if the change resulting in such increased costs is retroactive, then such six month period shall be extended to include the retroactive period. A certificate as to the amount of that reduction and showing in reasonable detail the basis of the computation thereof submitted by such Lender to the Borrowers and to Agent shall be presumptive evidence of the matters set forth therein.
          (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any published guideline from any central bank or other Governmental Authority (whether or not having the force of law) applicable generally to banks or any class of banks within the same jurisdiction (but not any guideline specifically required of a single bank), in each case adopted or made after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any LIBOR Loan (other than any such increase in cost resulting from (A) Indemnified Taxes or Other Taxes (as to which Section 2.12 shall govern), (B) the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender, or (C) changes reflected in the LIBOR Rate) then Borrowers shall from time to time promptly after demand by such Lender (with a copy of such demand to Agent), pay to Agent promptly for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any such additional amount incurred more than six (6) months prior to the date that such Lender notifies Borrowers of the change in law giving rise to such additional amount; provided further, that if the change resulting in such increased costs is retroactive, then such six (6) month period shall be extended to include the retroactive period. A certificate showing in reasonable detail the amount of such increased cost, submitted to Borrowers and to Agent by such Lender, shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 2.13(b).
          (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) after the date hereof shall make it unlawful, or any central bank or other Governmental Authority shall assert after the date hereof that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrowers through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrowers shall forthwith prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrowers, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans of such Lender into Base Rate Loans.
          (d) Within sixty (60) days after receipt by Borrowers of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 2.12(a), 2.12(b), 2.13(a) or 2.13(b), Borrowers may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Event of Default has occurred and is continuing, Borrowers, with the consent of Agent, which consent shall not be unreasonably withheld or delayed, may obtain, at the Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If the Borrowers obtain a Replacement Lender within one hundred eighty (180) days following notice of its intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, the Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts with in fifteen (15) days following its receipt of the Borrowers’ notice of intention to replace such Affected Lender. Furthermore, if the Borrowers give a notice of intention to replace and does not so replace such Affected Lender within one hundred eighty (180) days thereafter, the Borrowers’ rights under this Section 2.13(d) shall terminate with respect to such

Affected Lender in respect of the circumstances giving rise to such notice of termination, and the Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 2.12(a), 2.12(b), 2.13(a) and 2.13(b).
          (e) If Lender requests payment of additional amounts or increased costs as provided in Sections 2.12(a), 2.12(b), 2.13(a) or 2.13(b), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce the additional amounts or increased costs payable pursuant to Sections 2.12(a), 2.12(b), 2.13(a) or 2.13(b), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or otherwise be prohibited by applicable law. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     2.14 Single Loan. All Loans, including all Advances, to Borrowers, and all of the other Obligations of the Borrowers arising under this Agreement and the other Loan Documents shall constitute one general joint and several obligation of Borrowers secured, until the Termination Date, by all of the Collateral.
     2.15 Uncommitted Incremental Commitment Increase. Subject to the terms and conditions set forth below, prior to the Commitment Termination Date, the total aggregate Commitment may be increased at the request of the Borrowers and with the prior written consent of the Agent (each such increase being the “Commitment Increase”), provided that the aggregate total of all Commitment Increases shall never exceed $30,000,000 and the total aggregate of all Lenders’ Commitments shall never exceed $100,000,000. The Borrowers may request no more than three (3) Commitment Increases, with a minimum of $10,000,000 (or increments of $2,500,000 in excess thereof) for such request and shall pay to Agent the Additional Commitment Fee in accordance with Section 2.6(c). A Commitment Increase shall be effectuated pursuant to the following procedures:
          (a) Not less than thirty (30) days prior to the proposed effective date of a Commitment Increase, the Borrowers shall notify the Agent in writing of its request for a Commitment Increase (an “Increase Request”), including the intended date and amount thereto. All other terms and conditions applicable to such Commitment Increase shall be the same as applicable to the Commitment in general. Such Increase Request shall be accompanied by (i) a certificate from the Borrowers certifying to the Agent that (A) no other approvals or consents from any Person are required by any such Person except to the extent they have been received, including without limitation, any other Indebtedness permitted to exist in accordance with the terms of Section 7.3 or otherwise and (B) no Default or Event of Default has occurred and is continuing, and (ii) financial projections in form and substance reasonably acceptable to the Agent and demonstrating compliance with the Financial Covenants throughout the term of this Agreement after giving effect to the Commitment Increase.
          (b) Upon receipt of such Increase Request and the other information required by subsection (a) above, the Agent and the Requisite Lenders in their sole discretion shall determine whether to consent to such an increase. The Agent shall promptly notify existing Lenders of such request by the Borrowers and each such Lender shall have ten (10) Business Days in which to notify the Agent in writing of such Lender’s approval or rejection of the Commitment Increase and intent to participate in such increase (each an “Existing Increase Lender”), and the amount of the Commitment Increase such Existing Increase Lender is willing to commit to (which amount shall be allocated to each Existing Increase Lender according to their existing Pro Rata Shares should there be an over-commitment) which notice shall be irrevocable once received by Agent. Notwithstanding the foregoing, in no event shall the Agent be obligated to agree to any Commitment Increase nor shall any Lender be obligated to agree to or participate in any Commitment Increase. Participation in any such Commitment Increase shall be completely optional and at the sole discretion of each Lender. Agent’s failure to notify Borrowers of Agent’s and the Requisite Lenders decision with respect to a Commitment Increase within twenty (20) Business Days of receipt of the Increase Request and the information set forth in subsection (a) above shall be deemed a rejection of such Increase Request.
          (c) To the extent that the entire Commitment Increase requested by the Borrowers and consented to by Agent and the Requisite Lenders is not accepted by Existing Increase Lenders, the Borrowers may propose to Agent additional new lenders acceptable to Agent and Requisite Lenders (“New Lenders”) who agree to commit to that portion of the Commitment Increase not accepted by Existing Increase Lenders. Thus, any Commitment Increase shall be effected by an increase in any one or more of the Existing Increase Lenders’ Commitments, and/or by the addition of the Commitments of New Lender(s) (in each case, the “Increase Lenders”).
          (d) Notwithstanding the foregoing, final allocation of the Commitment Increase shall be at the sole discretion of the Agent in consultation with Borrowers; and each Increase Lender shall commit to an amount not less than $5,000,000, but shall accept any allocation amount designated by the Borrowers and the Agent that is equal to or less than its proposed portion of the Commitment Increase.
     2.16 Borrower Funds Administrator.
          (a) The Borrowers maintain an integrated cash management system reflecting their interdependence on one another and the mutual benefits shared among them as a result of their respective operations. In order to efficiently fund and operate their respective businesses and minimize the number of borrowings which they will make under this Agreement and thereby reduce the administrative costs and record keeping required in connection therewith, including the necessity to enter into and maintain separately identified and monitored borrowing facilities, The Borrowers have requested, and Agent and Lenders have agreed that, subject to Section 2.17, all the Loans and all Advances will be advanced to and for the account of the Borrowers on a joint and several basis in accordance with the other provisions hereof. Each Borrower hereby acknowledges that it will be receiving a direct benefit from each Loan made pursuant to this Agreement.
          (b) Each Borrower hereby designates, appoints, authorizes and empowers Holdings as its agent to act as specified in this Agreement and each of the other Loan Documents and Holdings hereby acknowledges such designation, authorization and empowerment, and accepts such appointment. Each Borrower hereby irrevocably authorizes and directs Holdings to take such action on its behalf under the provisions of this Agreement and the other Loan Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Holdings by the respective terms and provisions hereof and thereof, and such other powers as are reasonably incidental thereto, including, without limitation, to take the following actions for and on such Borrower’s behalf:
               (i) to submit on behalf of each Borrower Notices of Advances to the Agent in accordance with the provisions of this Agreement;
               (ii) to receive on behalf of each Borrower the proceeds of Loan in accordance with the provisions of this Agreement, such proceeds to be disbursed to or for the account of the applicable Borrower as soon as practicable after its receipt thereof; and
               (iii) to submit and receive on behalf of each Borrower, Compliance Certificates and all other certificates, notices and other communications given or required to be given hereunder.
Holdings is further authorized and directed by each Borrower to take all such actions on behalf of such Borrower necessary to exercise the specific power granted in clauses (i) through (iii) above and to perform such other duties hereunder and under the other Loan Documents, and deliver such documents as delegated to or required of Holdings by the terms hereof or thereof. The agency relationship established pursuant to this Section 2.16(b) is for administrative convenience only and such agency relationship shall not extend to any matter outside the scope of the Loan Documents.
          (c) The administration by the Agent and the Lenders of the credit facilities under this Agreement as a co-borrowing facility with a funds administrator in the manner set forth herein is solely as an accommodation to the Borrowers and at their request and neither the Agent nor any Lender shall incur any liability to any Borrower as a result thereof.
          (d) If the Borrowers intend at any time that a Borrower other than Holdings act as funds administrator for the Borrowers pursuant to this Section 2.16, all Borrowers shall notify the Agent in writing of such intent and, upon the written consent of the Agent (which consent shall not be unreasonably withheld or delayed), such newly appointed Borrower shall act in the capacity of funds administrator pursuant to this Section 2.16.
     2.17 Acknowledgement of Joint and Several Liability.
          (a) Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations under the Loan Documents. Each Borrower expressly understands, agrees and acknowledges that (i) the Borrowers are all affiliated entities by common ownership, (ii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Borrower has requested that the Lenders extend such a common credit facility on the terms herein provided, (iv) the Lenders will be lending against, and relying on a lien upon, all of the each Borrower’s assets even though the proceeds of any particular loan made hereunder may not be advanced directly to a particular Borrower, (v) each Borrower will nonetheless benefit by the making of all such loans by each Lender and the availability of a single credit facility of a size greater than each could independently warrant, (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and shall be binding upon each Borrower (provided that no Borrower is deemed, by this statement, to have made any representation, warranty or covenant that is intended, by its terms to apply specifically to another Borrower or to the extent that such representation or warranty expressly relates to an earlier date), and (vii) the Borrowers have each executed any Note as co-makers of such Note and that it would not be able to obtain the credit provided by the Lenders hereunder without the financial support provided by the other Borrowers.
          (b) Each Borrower’s obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to Agent and/or any Lender, (iv) the failure by Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower (other than actual indefeasible payment in full in cash). With respect to any Borrower’s obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Advances made to or for any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been indefeasibly paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent and/or any Lender now has or may hereafter have against any other Borrower, or any endorser of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to Agent and/or any Lender. During the existence of any Event of Default, Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Agent shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.
          (c) Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Advances made to or for another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrowers making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (i) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section 2.17 shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section 2.17 shall, to the extent inconsistent with any provision in any Loan Document, supersede such inconsistent provision.
          (d) If (i) any court holds that Borrowers are guarantors and not jointly and severally liable or (ii) bankruptcy or reorganization proceedings at any time are instituted by or against any Borrower under the Bankruptcy Code or any similar debtor relief law, each Borrower hereby: (A) until indefeasible payment in full in cash of the Obligations, expressly and irrevocably waives, to the fullest extent possible, on behalf of such Borrower, any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of a claim against any Person, and which such Borrower may have or hereafter acquire against any Person in connection with or as a result of such Borrower’s execution, delivery and/or performance of this Agreement, or any other documents to which such Borrower is a party or otherwise; (B) expressly and irrevocably waives any “claim” (as such term is defined in the Bankruptcy Code) of any kind against any other Borrower, and further agrees that it shall not have or assert any such rights against any Person (including any surety), either directly or as an attempted set off to any action commenced against such Borrower by Agent or a Lender or any other Person; and (C) acknowledges and agrees (I) that this waiver is intended to benefit Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Agreement, and (II) that Agent and Lenders and their successors and assigns are intended beneficiaries of this waiver, and agreements set forth in this Section 2.17 and their rights under this Section 2.17 shall survive payment in full of the Obligations.
          (e) This Agreement shall in all respects be continuing, absolute and unconditional, and shall remain in full force and effect with respect to each Borrower until all Obligations shall have been indefeasibly fully paid. No compromise, settlement, release or discharge of, or indulgence with respect to, or failure, neglect or omission to enforce or exercise any right against, any one or more of the Borrowers shall release or discharge any other Borrowers.
3. CONDITIONS PRECEDENT
     3.1 Conditions to the Initial Loans.
          No Lender shall be obligated to make any Advance on the Closing Date, or to take, fulfill, or perform any other action hereunder on the Closing Date, until the following conditions have been satisfied or waived in writing by, Agent and Requisite Lenders:
          (a) Credit Agreement. This Agreement or original counterparts hereof shall have been duly executed by, and delivered to Agent.
          (b) Appendices. All Appendices to this Agreement shall be in form and substance reasonably satisfactory to Agent.
          (c) Collateral Documents. Agent shall have received duly executed originals of the Security Agreement and other Collateral Documents, dated the Closing Date, and all schedules, instruments, documents and agreements executed pursuant thereto.
          (d) Insurance. Agent shall have received (a) satisfactory evidence that the insurance policies required by Section 6.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as reasonably requested by Agent, in favor of Agent, on behalf of Lenders, (b) the original policy of the Life Insurance Policy and (c) the Collateral Assignment of Life Insurance Policy, duly executed by Borrowers and acknowledged by the respective insurance carrier.
          (e) Security Interests and UCC Filings. The following shall have been delivered to Agent:
               (i) Evidence reasonably satisfactory to that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in all of the Collateral, including (A) such documents duly executed by each Borrower and Parent (including financing statements under the UCC and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may reasonably request in order to perfect its security interests in the Collateral and (B) copies of UCC search reports listing all effective financing statements that name any Borrower as debtor, together with copies of such financing statements, none of which shall cover the Collateral other than Permitted Encumbrances, or arrangements reasonably satisfactory to the Agent for the perfection of its security interests in the Collateral shall have been made.
               (ii) Evidence reasonably satisfactory to Agent, including copies, of any UCC-1 and other financing statements filed in favor of any Borrower with respect to each location, if any, at which any Collateral may be consigned.
               (iii) Control Letters from (A) all issuers of uncertificated securities and financial assets held by any Borrower, if any, (B) all securities intermediaries with respect to all securities accounts and securities entitlements of any Borrower, if any, and (C) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any Borrower, if any.
          (f) Payoff Letter; Termination Statements. Copies of a duly executed payoff letter, shall have been delivered to Agent in form and substance reasonably satisfactory to Agent, by and between all holders of outstanding Indebtedness on the Closing Date evidencing repayment in full of all such Indebtedness, if any, together with (a) authorization for Agent to file UCC-3 or other appropriate termination statements, in form and substance satisfactory to Agent, releasing all liens of the holders of such Indebtedness upon any of the assets being so acquired, and (b) termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor of such holders, if applicable.
          (g) Initial Notice of Advance. Duly executed originals of a Notice of Advance, dated the Closing Date, with respect to the initial Advance to be requested by Borrower on the Closing Date, shall have been delivered to Agent (the “Initial Advance”).
          (h) Charter and Good Standing. For the Parent and each Borrower, such Person’s (a) charter (articles or certificate of incorporation, or similar organizational document) and all amendments thereto, (b) good standing certificates (including verification of tax status, if available) in its state of incorporation and (c) good standing certificates (including verification of tax status, if available) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority, shall have been delivered to Agent.
          (i) Bylaws and Resolutions. For the Parent and each Borrower, (a) such Person’s bylaws, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors and the manager or other governing body, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment, shall have been delivered to Agent.
          (j) Incumbency Certificates. For the Parent and each Borrower, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete, shall have been delivered to Agent.
          (k) Opinions of Counsel. Duly executed originals of opinions of Akerman Senterfit counsel for the Parent and each Borrower, together with any local counsel opinions reasonably requested by Agent, including, without limitation, a perfection opinion with respect to the Collateral, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date, shall have been delivered to Agent.

          (l) Pledge Agreements. Duly executed originals of each of the Pledge Agreements, in the form of Exhibit 3.1(l), accompanied by (as applicable) (a) any share certificates representing all of the outstanding Stock being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank and (b) any original Intercompany Notes and other instruments evidencing Indebtedness being pledged pursuant to such Pledge Agreement, duly endorsed in blank, shall have been delivered to Agent.
          (m) Accountants’ Letter. A letter from the Borrowers to their independent auditors, authorizing the independent certified public accountants of the Borrowers to communicate with Agent and Lender in accordance with Section 5.2, shall have been delivered to Agent.
          (n) Due Diligence Questionnaires. A completed due diligence questionnaire from each Borrower shall have been delivered to Agent.
          (o) Officer’s Certificate. Agent shall have received duly executed originals of a certificate of the President of each Borrower, dated the Closing Date, in form satisfactory to Agent, stating that, since December 31, 2004 (i) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (ii) no Litigation has been commenced which could reasonably be expected to have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (iii) there have been no Restricted Payments made by any Borrower, except as permitted pursuant to the terms of that certain Credit Agreement dated as of February 28, 2005 by and among Holdings and Services, as borrowers, CIT Financial USA, Inc., as the agent and a lender, and certain other lenders party thereto from time to time; and (iv) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of any Borrower (except for the incurrence of the Obligations and the Bridge Loan).
          (p) Mortgage. To the extent a Borrower owns real property, Agent shall have received a duly executed Mortgage covering all of such Real Estate, in form satisfactory to Agent, together with: (i) a title insurance policy satisfactory in form and substance to Agent in its sole discretion; (ii) evidence that counterparts of such Mortgage have been delivered to a title company for recordation in all places to the extent necessary or desirable, in the judgment of Agent, to create a valid and enforceable first priority lien (subject to Permitted Encumbrances) on the Real Estate in favor of Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law); and (iii) an opinion of counsel in Florida, relating to such Mortgage, in form and substance and from counsel reasonably satisfactory to Agent. For the purposes of the initial Closing, Borrowers shall not be required to obtain a Mortgage on the Real Estate located at 798 Airport Road, Panama City, Florida for the purposes of securing the Loan.
          (q) Financials; Financial Condition. Agent shall have received the Financial Statements, Projections and other materials set forth in Section 4.4, certified by Holdings’ President, in form and substance reasonably satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of the President of Holdings, based on such Pro Forma and Projections, to the effect that: (i) each Borrower will be Solvent upon the consummation of the transactions contemplated herein;

(ii) the Pro Forma fairly presents in all material respects the financial condition of each Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; (iii) the Projections are reasonable and fair in light of current conditions and current facts known to the Borrowers and, as of the Closing Date, reflect each Borrower’s good faith and reasonable estimates of the future financial performance of the Borrowers for the period set forth therein; provided that, the Projections, as projections, are inherently subject to economic and competitive uncertainties and contingencies beyond the control of the Borrowers, and are based upon assumptions with respect to future business decisions which are subject to change, and therefore are not necessarily indicative of future operational results of the Borrowers; and (iv) containing such other statements with respect to the solvency of Borrower and matters related thereto as Agent shall reasonably request.
          (r) Material Contracts. Agent shall have reviewed true and correct copies of (i) each Material Contract and (ii) each Third Party Consent Form received by any Borrower, in form and substance reasonably satisfactory to Agent, if any, and received separate assignments of any Material Contract for which it requests an assignment, including without limitation the Coastal Purchase Agreement and the restrictive covenants in certain employment-related agreements between a Borrower or Parent and Stephen Ruzika, John Danneberg, Sheldon Katz and Mike McIntosh.
          (s) Approvals. Agent shall have received satisfactory evidence that each Borrower has obtained required consents, licenses, and approvals of all Persons, including all requisite material Governmental Approvals, to the execution, delivery and performance of this Agreement and the other Loan Documents and the making of the Loans, and the operation and maintenance of each Borrower’s business, including, without limitation, copies of all licenses relating to the provision and servicing of alarm contract services.
          (t) Payment of Fees. The Borrowers shall have paid the Fees required to be paid on the Closing Date, in the respective amounts specified in Section 2.6 and in the Fee Letter, and shall have reimbursed Agent for all reasonable fees, costs and expenses of closing presented as of the Closing Date.
          (u) Capital Structure. The capital structure of each Borrower shall be as described in Disclosure Schedule 4.8 hereto.
          (v) Searches; Liens. Agent shall have received the results of UCC, tax lien, judgment, pending litigation and bankruptcy lien searches, showing no Liens against any Borrower (including alternate and predecessor names) and such predecessors-in-interest as are deemed material by Agent with respect to any assets of any such party (including, without limitation, any Alarm Contracts or other Collateral), other than Permitted Encumbrances, with results of each of the searches performed reasonably satisfactory to Agent, and the Liens granted to the Agent pursuant to the Collateral Documents shall be first priority perfected Liens on the Collateral subject to no other Liens other than Permitted Encumbrances.
          (w) Due Diligence. Agent shall have completed its business, accounting and legal due diligence, including the financial due diligence performed at Agent’s request, with results reasonably satisfactory to Agent.

          (x) Compliance Certificate. Agent shall have received a Compliance Certificate demonstrating, as of the Closing Date, after giving pro forma effect to the Initial Advance, compliance with each of the Financial Covenants set forth in Sections 9.1 and 9.2.
          (y) Monitoring Arrangements. Agent shall have received, a complete and final copy of any Monitoring Contract currently in effect, which contract is fully assignable or consent to assignment has been given (including Agent’s right to cure) pursuant to a consent to assignment agreement in the form of Exhibit 3.1(y) (“Assignment and Modification Agreement”) to Agent, together with evidence of UL listings with respect to each monitoring contractor, and a power of attorney provided to the Agent relating to the direction of telephone lines, monitoring station software and customer data.
          (z) Nonsolicitation Agreements. Agent shall have received non-solicitation and non-disclosure agreements, in substantially the form of Exhibit 3.1(z), from Borrowers and Parent, whereby Borrowers and Parent agree to, among other things, not solicit Subscribers, to terminate or enter into new security alarm contracts with an alarm monitoring servicing company other than Borrowers and not to disclose the names of the Subscribers or the terms of this Agreement to third parties, except as required under applicable law (collectively, the “Nonsolicitation and Nondisclosure Agreements”);
          (aa) Leases; Landlord and Bailee Consents. Agent shall have received copies of all leases of real property, warehouseman’s agreements, Off Site Storage Agreements and related bailee agreements and any similar arrangements for any location where any Borrower or any of its Collateral is located, together with (i) waivers and/or consents from the related third parties, and (ii) leasehold mortgages, relating to any leased location at which any Alarm Contracts (or copies thereof), any monitoring equipment (or other systems), or any other Collateral which the Agent, in its sole discretion, deems material, is located.
          (bb) No Material Adverse Change. No material adverse change, including, without limitation, no material pending or threatened litigation, bankruptcy or other proceeding in the financial condition, operations, business prospects or assets of any Borrower, or any Material Adverse Effect shall have occurred to any Borrower since December 31, 2004.
          (cc) Closing Costs. Agent shall have received evidence that the Borrowers have paid or has made arrangements satisfactory to the Agent to pay all fees, costs and expenses incurred in connection with the transactions contemplated hereby, including, without limitation, any documented audit fees, lien search fees, filing fees and the fees and expenses of Agent’s in-house and external legal counsel, as required pursuant to the terms of the Fee Letter.
          (dd) Alarm Contracts. With respect to all Alarm Contracts owned by any Borrower on the Closing Date, Agent shall have received a certified list of all Alarm Contracts held and/or being purchased pursuant to the Coastal Purchase Agreement, together with: (i) each Borrower’s forms of Alarm Contracts used in each state in which it transacts business (ii) a representative sampling of the Alarm Contracts certified as to by each Borrower and (iii) evidence reasonably satisfactory to the Agent that such Alarm Contracts are Qualified Alarm Contracts (subject to the post-closing audit to the completed by the Agent pursuant to

Section 6.13), a perfection opinion with respect to the Collateral, in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date.
          (ee) Telephone Numbers. Agent shall have received a collateral assignment of telephone numbers from Borrowers, in substantially the form of Exhibit 3.1(ee), relating to the telephone numbers used to monitor Alarm Contracts comprising RMR or otherwise used by Borrowers in connection with the operation of their businesses (the “Collateral Assignment of Telephone Numbers”).
          (ff) Subordination Agreement. Agent shall have received a subordination agreement from Borrowers in substantially the form of Exhibit 3.1(ff), relating to the subordination of any Indebtedness of any Borrower to Parent or to any other Affiliate of a Borrower that is not itself a Borrower.
          (gg) Other Documents. Agent shall have received such other certificates, documents and agreements respecting any Borrower as Lender may reasonably request.
     3.2 Further Conditions to Each Loan. No Lender shall be (i) obligated to fund any Advance until the Borrowers shall have (x) provided to Agent a Notice of Advance, together with any required deliveries pursuant to Section 7.1 hereof or any other Section of this Agreement, (y) other than as to the Initial Advance on the Closing Date, complied with, and provided to the Agent the items required by the Post Closing Agreement hereof, and (z) delivered to Agent, at least two (2) days before the borrowing date of the proposed Advance, a Borrowing Base Certificate certifying that none of the conditions set forth in (a) through (d) below exists as of the time of the delivery of the Borrowing Base Certificate or will exist as a result of the Advance, or (ii) obligated to convert or continue any portion of the Loan as a LIBOR Loan if, as of the date thereof, the provision of (b) below is applicable:
          (a) any representation or warranty by any Borrower contained herein or in any other Loan Document is untrue or incorrect in any material respect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement, and Lenders have determined not to make such Advance, as a result of the fact that such warranty or representation is untrue or incorrect in any material respect;
          (b) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance, or any Material Adverse Effect has occurred or would occur upon the funding of such Advance;
          (c) the amount of the Advance exceeds Borrowing Availability; or
          (d) after giving effect to any Advance, the outstanding principal amount of the Loan would exceed the Borrowing Base.
The request and acceptance by any Borrower of the proceeds of any Advance or the conversion or continuation of any Borrowing Base Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Borrower that the conditions in this Section 3.2 have been satisfied and (ii) a reaffirmation by each Borrower of its representations and warranties, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date), and of the granting and continuance of Agent Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.
4. REPRESENTATIONS AND WARRANTIES
          To induce Lenders to make the Loans, the Borrowers, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Borrowers, each and all of which shall survive the execution and delivery of this Agreement.
     4.1 Existence; Compliance with Law. Each Borrower (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (4.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect; (c) has the requisite organizational power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted (including, without limitation, to enter into the transactions described herein); (d) subject to specific representations regarding Environmental Laws, has all material Governmental Approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     4.2 Executive Offices, Collateral Locations, FEIN.
          Each Borrower’s name as it appears in official filings in its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and the current location of each Borrower’s chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (4.2), and none of such locations has changed within four (4) months preceding the Closing Date. In addition, Disclosure Schedule (4.2) lists as of the Closing Date the federal employer identification number of each Borrower.
     4.3 Power, Authorization, Enforceable Obligations.
          The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s corporate or other organizational power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene in any material respect any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate in any material respect any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not in any material respect conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the material consent or approval of any Governmental Authority or any other Person, except those referred to in Disclosure Schedule 4.3, all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents shall be duly executed and delivered by each Borrower that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Borrower enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     4.4 Financial Statements and Projections.
          Except for the Projections, all Financial Statements concerning the Borrowers that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.
          (a) Financial Statements. The following Financial Statements attached hereto as Disclosure Schedule (4.4(a)) have been delivered on the date hereof:
               (i) The audited consolidated balance sheet at December 31, 2004, and the related statement of income and cash flows of Holdings for the fiscal year then ended.
               (ii) The unaudited consolidated balance sheets at September 30, 2005, and the related statements of income and cash flows of Holdings for the Fiscal Quarter then ended.
          (b) Pro Forma. The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (4.4(b)) was prepared by Holdings giving pro forma effect to the Loans, was based on the unaudited consolidated balance sheets of Holdings.
          (c) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (4.4(c)) have been prepared by the Borrowers and reflect projections for the five (5) year period beginning on January 1, 2005, on a year-by-year basis thereafter. The Borrowers reasonably believe the Projections to be reasonable and fair in light of current conditions and current facts known to the Borrowers and, as of the Closing Date, reflect each Borrower’s good faith and reasonable estimates of the future financial performance of the Borrowers for the period set forth therein; provided that, the Projections, as projections, are inherently subject to economic and competitive uncertainties and contingencies beyond the control of the Borrowers, and are based upon assumptions with respect to future business decisions which are subject to change, and therefore are not necessarily indicative of future operational results of Holdings and its consolidated Subsidiaries.
     4.5 Material Adverse Effect.
          Between December 31, 2004 and the Closing Date, (a) no Borrower has incurred any obligations, contingent or noncontingent liabilities, liabilities for Taxes or Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Borrower or has become binding upon any Borrower’s assets and no law or regulation applicable to any Borrower has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) neither any Borrower nor, to any Borrower’s knowledge, any third party is in default under any Material Contract, lease or other agreement or instrument, that in any such case alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Except for events disclosed to the Agent in writing by any of the Borrowers, since the Closing Date, no event has occurred that alone or together with other events, has had or could reasonably be expected to have a Material Adverse Effect.
     4.6 Ownership of Property; Liens.
          The real estate (“Real Estate”) listed in Disclosure Schedule (4.6) constitutes all of the material real property owned, leased, subleased, or used by any Borrower. Except as set forth on Disclosure Schedule (4.6), except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such property or assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have a Material Adverse Effect, each Borrower owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (4.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent. Disclosure Schedule (4.6) further describes any Real Estate with respect to which any Borrower or any Subsidiary is a lessor, sublessor or assignor. Each Borrower has good and marketable title to, or valid leasehold interests in, all of its personal property and assets except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such property or assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have a Material Adverse Effect. None of the properties and assets of any Borrower or any Subsidiary are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Borrower that may reasonably be expected to result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Except as set forth on Disclosure Schedule (4.6), each Borrower or each Subsidiary has received, or will receive simultaneously with the closing of the Loan, all material deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Borrower’s right, title and interest in and to all such Real Estate and other material properties and assets.

Disclosure Schedule (4.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. Except as set forth on Disclosure Schedule (4.6), no portion of any Borrower’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. All material permits required to have been issued or appropriate to enable such Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.
     4.7 Labor Matters.
          Except as set forth on Disclosure Schedule (4.7): (a) no strikes or other material labor disputes against any Borrower are pending or, to any Borrower’s knowledge, threatened; (b) hours worked by and payment made to employees of Borrowers comply in all material respects with the Fair Labor Standards Act and each other material federal, state, local or foreign law applicable to such matters; (c) all material payments due from any Borrower for employee health and welfare insurance have been paid or accrued as a liability on the books of such Borrower; (d) no Borrower is a party to or bound by, or has assumed, any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement except for agreements that can be terminated on no more than thirty (30) days notice without material penalty (and true and complete copies of any written agreements described on Disclosure Schedule (4.7) have been made available to Agent); (e) there are no representation proceedings involving any Borrower pending or, to any Borrower’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Borrower, or assumed by any Borrower, has made a pending demand for recognition by any Borrower; and (f) there are no material complaints or charges against any Borrower pending or, to the knowledge of any Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Borrower of any individual.
     4.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.
          Except as set forth in Disclosure Schedule (4.8): (i) no Borrower has any Subsidiaries, or is engaged in any joint venture or partnership with any other Person; (ii) all of the issued and outstanding Stock of each Borrower is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (4.8); (iii) there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Borrower may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries; and (iv) no Borrower has any outstanding Indebtedness or Guaranty Obligations (except for the Obligations) or as permitted by Section 7.3.
     4.9 Government Regulation.
          No Borrower is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. No Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the application of the proceeds thereof and repayment thereof, the taking or perfection of Agent’s Liens in the Collateral and the enforcement of any rights or remedies under the Loan Documents, will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission or any other Governmental Authority or any Governmental Approval issued to the Parent or any Borrower.
     4.10 Margin Regulations.
          No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Borrower owns any Margin Stock, and none of the proceeds of the Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Borrower will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.
     4.11 Taxes and Charges.
          All Federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Borrower have been filed with the appropriate Governmental Authority, and all Taxes have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been duly paid), except Taxes, Charges or other amounts being contested in accordance with Section 6.2(b). Each Borrower has complied with all applicable federal, state, local and foreign withholding obligations with respect to its employees. Disclosure Schedule (4.11) sets forth those taxable years of any Borrower currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (4.11), no Borrower has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any material Taxes or Charges. None of the Borrowers or their respective predecessors are liable for any Taxes or Charges (with respect to predecessors, only those Taxes and Charges assumed by the Borrowers): (x) under any agreement (including any tax sharing agreement) or (y) to each Borrower’s knowledge, as a transferee. No Borrower has agreed or been requested to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

     4.12 ERISA.
          (a) Disclosure Schedule (4.12) lists all Plans sponsored or maintained by any Borrower and all Plans sponsored and maintained by an ERISA Affiliate the operating of which could lead to a liability of any Borrower which could reasonably be expected to have a Material Adverse Effect, and separately identifies any Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series for each such Plan have been made available to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the Code (or has been adapted using a prototype plan document that has been approved by the IRS), the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and, to each Borrower’s knowledge, nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the Code, except to the extent any such non-compliance could not reasonably be expected to have a Material Adverse Effect. No Borrower, or ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the Code or Section 302 of ERISA or the terms of any such Plan, except to the extent any such failure could not reasonably expected to have a Material Adverse Effect. No Borrower or any ERISA Affiliate has engaged in, or assumed any liability in connection with, a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Plan, that could reasonably be expected to have a Material Adverse Effect.
          (b) Except as set forth in Disclosure Schedule (4.12) and except as could not reasonably be expected to have a Material Adverse Effect: (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Borrower, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Borrower or ERISA Affiliate has incurred, assumed or reasonably expects to incur or assume any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five (5) years no Title IV Plan of any Borrower or ERISA Affiliate has been terminated, other than in a “standard termination” as that term is used in Section 4041 of ERISA; (vi) Stock of all Borrowers and their ERISA Affiliates makes up, in the aggregate, no more than ten percent (10%) of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or an equivalent rating by another nationally recognized rating agency.
     4.13 No Litigation.
          No action, claim, lawsuit, demand, investigation (known to any Borrower) or proceeding is now pending or, to the knowledge of any Borrower, threatened against any Borrower before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Borrower’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule (4.13), (or any other date to which this representation is reaffirmed) there is no Litigation pending, or to any Borrower’s knowledge, threatened that seeks damages in excess of $300,000 or injunctive relief against, or alleges criminal misconduct of, any Borrower.
     4.14 Brokers.
          Except as set forth on Disclosure Schedule (4.14), no broker or finder acting on behalf of any Borrower or Affiliate thereof brought about the obtaining, making or closing of the Loan, and no Borrower or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
     4.15 Intellectual Property.
          Except as set forth on Disclosure Schedule (4.15), each Borrower owns or has rights to use all material Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it, and each Trademark, Copyright, Patent or Patent application, and Internet domain name and URL (and all registrations or applications for any of the foregoing) owned or leased, together with application or registration numbers, as applicable, is listed in Disclosure Schedule (4.15). Each Borrower conducts its business and affairs without known infringement of or interference with any Intellectual Property materially necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it of any other Person in any material respect. Except as set forth in Disclosure Schedule (4.15), no Borrower is aware of any material infringement claim by any other Person with respect to any Intellectual Property.
     4.16 Full Disclosure.
          No information contained in this Agreement, any of the other Loan Documents, any Financial Statements or Collateral Reports or other written reports from time to time prepared by any Borrower and delivered hereunder or any written statement prepared by any Borrower and furnished by or on behalf of any Borrower to Agent or any Lender pursuant to the terms of this Agreement taken as a whole contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which, and at the time, they were made. The Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which the Borrowers shall reasonably believe to be reasonable and fair in light of current conditions and current facts known to the Borrowers as of the date such Projections are delivered, and shall reflect each Borrower’s good faith and reasonable estimates of the future financial performance of the Borrowers for the period set forth therein; provided that, the Projections, as projections, are inherently subject to economic and competitive uncertainties and contingencies beyond the control of the Borrowers, and are based upon assumptions with respect to future business decisions which are subject to change, and therefore are not necessarily indicative of future operational results of Holdings and its consolidated Subsidiaries. The Liens granted to Agent or any Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.
     4.17 Environmental Matters.
          (a) Except as set forth in Disclosure Schedule (4.17): (i) the owned Real Estate, and to the knowledge of the Borrowers, the leased Real Estate, is free of contamination from any Hazardous Material except for such contamination that would not result in Environmental Liabilities that could reasonably be expected to exceed $300,000; (ii) no Borrower has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, from, or to any of its Real Estate that could reasonably be expected to result in Environmental Liabilities in excess of $300,000; (iii) the Borrowers are in material compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $300,000; (iv) the Borrowers have obtained, and are in material compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain, or materially comply with, such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $300,000, and all such Environmental Permits are, to the knowledge of any Borrower holding such Environmental Permit, validly issued and not subject to any administrative or judicial appeal; (v) no Borrower is involved in any operations or knows of any facts, circumstances or conditions that are reasonably likely to cause such Borrower to incur any Environmental Liabilities which could reasonably be expected to exceed $300,000; (vi) there is no Litigation alleging that any Borrower is liable under, or has violated, criminally or civilly, any Environmental Laws with respect to the owned or leased Real Estate; (vii) no notice has been received by any Borrower identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and, to the knowledge of Borrowers; there are no facts, circumstances or conditions that may reasonably result in any Borrower being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) Borrowers have provided to Agent copies of all existing environmental reports, reviews and audits in their possession pertaining to actual or potential Environmental Liabilities with respect to the owned or leased Real Estate, in each case relating to any Borrower.
          (b) Each Borrower hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, pursuant to this Agreement or the other Loan Documents, in control of any of the Real Estate or any Borrower’s affairs, and (ii) except as provided in the Loan Documents, does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Borrower’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.
     4.18 Insurance.
          Disclosure Schedule (4.18) lists all insurance policies of any nature maintained, for current occurrences by any Borrower, as well as a brief description of the types of coverage with respect to each such policy.

     4.19 Bank Accounts.
          Disclosure Schedule (4.19) lists all banks and other financial institutions at which any Borrower maintains deposit or other accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
     4.20 [Intentionally Omitted].
     4.21 Customer and Trade Relations.
          Except as set forth on Disclosure Schedule (4.21), there exists no actual or, to the knowledge of any Borrower, threatened termination or cancellation of (other than through any stated expiration of term or maturity of contract), or any material adverse modification or change in the business relationship of any Borrower with any Subscriber or group of Subscribers whose contracts during the preceding twelve (12) months accounted for greater than five percent (5%) of the revenues of any Borrower; or the business relationship of any Borrower with any supplier essential to its operations that could reasonably be expected to have a Material Adverse Effect.
     4.22 Bonding; Licenses.
          Except as set forth on Disclosure Schedule (4.22), neither any Borrower nor any Subsidiary is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any License with respect to products sold by it.
     4.23 Solvency.
          Both before and after giving effect to (a) the Advance to be made on the Closing Date or such other date as any Advance requested hereunder is made, (b) the disbursement of the proceeds of such Advance pursuant to the instructions of the Borrowers, and (c) the payment and accrual of all transaction costs in connection with the foregoing, each Borrower is and will be Solvent.
     4.24 OFAC.
          No Borrower or any Affiliate thereof (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of such Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

     4.25 Patriot Act.
          Each Borrower and each Affiliate thereof is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Title III of the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     4.26 Material Contracts.
          Disclosure Schedule (4.26) sets forth a complete and accurate list of all Material Contracts of any Borrower in effect. Other than as set forth in Disclosure Schedule 4.26, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. Except as disclosed in Disclosure Schedule (4.26), each Material Contract is, pursuant to the terms thereunder, assignable to Agent.
     4.27 Absence of Defaults.
          Each Borrower (and, to the knowledge of the Borrowers, each other party to any Material Contract, agreement, instrument, decree or order), is in compliance with all provisions of all Material Contracts, agreements, instruments, decrees and orders to which such Borrower is a party or by which such Borrower or its property is bound or affected (or in the case of such other parties, each Material Contract), the breach or default of which could reasonably be expected to have a Material Adverse Effect.
     4.28 Alarm Contracts.
          All Alarm Contracts owned by the Borrowers comply with the provisions of Sections 6.13(a) and (d).
     4.29 Write-Offs.
          Disclosure Schedule 4.29 sets forth Borrowers’ current policies for writing off accounts receivable on its books of account (collectively, the “Write-Off Policy”).
5. FINANCIAL STATEMENTS AND INFORMATION
     5.1 Reports and Notices.
          (a) Each Borrower executing this Agreement hereby agrees that from and after the Closing Date and until the Loans have been paid in full and the Commitments have terminated, it shall deliver the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth below:
               (i) Monthly Financials. To the Agent and each Lender, within thirty (30) days after the end of each Fiscal Month: (i) consolidated unaudited balance sheets of Holdings as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (ii) consolidated and unaudited statements of income of Holdings for such Fiscal Month, setting forth in comparative form (for each Fiscal Month ending after the first anniversary of the Closing Date) the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes); (iii) a summary of the outstanding balance of all Intercompany Notes as of the last day of that Fiscal Month. Such financial information shall be accompanied by a certificate of the President or Chief Financial Officer of Borrowers (each, a “Compliance Certificate”) which shall include, among other things, the calculations used in determining compliance with each of the Financial Covenants that is tested on a monthly basis and the certification that (i) such financial information presents fairly in all material respects in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position, results of operations and statements of cash flows of Holdings, on a consolidated basis, as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended, (ii) such financial information presents fairly in all material respects the financial position and results of operations of Holdings, on a consolidated basis, as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended, and (iii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and efforts undertaken to cure such Default or Event of Default. Each such Compliance Certificate must be given in writing (by telecopy or overnight courier) in the form of Exhibit 5.1(a), and shall include the information and attachments required in such Exhibit.
               (ii) Quarterly Financials. To the Agent and each Lender, within forty-five (45) days after the end of each Fiscal Quarter: (i) consolidated unaudited balance sheets of Holdings as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter; and (ii) consolidated unaudited statements of income of Holdings for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes).
               (iii) Operating Plan. To the Agent and each Lender, as soon as available, but not later than sixty (60) days after the end of each Fiscal Year, an annual operating plan for Holdings, and its consolidated Subsidiaries, approved by the Board of Directors of Parent, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets and a monthly budget for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.
               (iv) Annual Audited Financials. To the Agent and each Lender, within one hundred and twenty (120) days after the end of each Fiscal Year, audited Financial Statements for Holdings on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form (for each Fiscal Year ending after the first anniversary of the Closing Date) in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise reasonably acceptable to Agent. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, (iv) unaudited versions of such Financial Statements, and (v) the certification of the President or Chief Financial Officer of Holdings that (A) all such Financial Statements present fairly in all material respects in accordance with GAAP the financial position, results of operations and statements of cash flows of Holdings on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, (B) all such Financial Statements present fairly in all material respects the financial position, results of operations and statements of cash flows of Holdings on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and (C) that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and a detailed summary of efforts undertaken to cure such Default or Event of Default.
               (v) Management Letters. To the Agent, within ten (10) Business Days after receipt thereof by any Borrower, copies of all management letters, exception reports or similar letters or reports received by such Borrower from its independent certified public accountants.
               (vi) Default Notices. To the Agent, as soon as practicable, and in any event within five (5) Business Days after an executive officer of Borrower has actual knowledge of the existence of any event that has had a Material Adverse Effect, any Default or Event of Default, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.
               (vii) Subordinated Debt and Equity Notices. To the Agent, as soon as practicable, copies of all material written notices given or received by any Borrower with respect to any Subordinated Debt or Stock of such Person, and, within five (5) Business Days after any

Borrower obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.
               (viii) Supplemental Schedules. To the Agent, supplemental disclosures, if any, required by Section 6.6.
               (ix) Litigation. To the Agent in writing, promptly upon learning thereof and in any event within five (5) Business Days, notice of any Litigation commenced or threatened against any Borrower that (i) seeks damages in excess of $300,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Borrower or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Borrower, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities; or (vi) involves any product recall, that could in any such case reasonably be expected to have a Material Adverse Effect.
               (x) Insurance Notices. To the Agent, disclosure of losses or casualties required by Section 6.4.
               (xi) Lease and Material Contract Default Notices. To the Agent (i) promptly, but not later than five (5) days after receipt thereof, copies of any and all default notices received under or with respect to any leases of real property, warehouseman’s agreements, Off Site Storage Agreements and related bailee agreements and any similar arrangements for any location where any Borrower or any of its Collateral is located (other than any self-storage unit which does not contain any Alarm Contracts or other assets with a value in excess of $50,000), (ii) within five (5) days after receipt thereof, copies of any and all default notices received under or with respect to any Material Contract, and (iii) such other notices or documents as Agent may reasonably request.
               (xii) Changes in Applicable Law. To the Agent, promptly upon knowledge thereof, notice of any change in any requirement of law governing any Alarm Contract which could reasonably be expected to require an amendment to such Alarm Contract.
               (xiii) Other Documents. Such other financial and other information respecting any Borrower’s business or financial condition as Agent or the Requisite Lenders shall, from time to time, reasonably request.
          (b) Each Borrower executing this Agreement hereby agrees that from and after the Closing Date and until the Loans have been indefeasibly paid in full and the Commitments have been terminated, it shall deliver the various collateral reports (the “Collateral Reports”) set forth below at the times, to the Persons and in the manner set forth below.
               (i) To Agent (A) within thirty (30) days of the end of each month, electronic copies of all Alarm Contracts, and (B) at the time of delivery of each of the quarterly Financial Statements delivered pursuant to Section 5.1, to the extent the following has changed from the prior delivery thereof, a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Borrower with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter.

               (ii) To Agent, within thirty (30) days of the end of each month end:
                    (A) an attrition detail report for the immediately preceding six (6) Fiscal Months, in form and substance satisfactory to Agent in its Permitted Discretion, prepared and certified to by the President, Vice President or Chief Financial Officer of Holdings;
                    (B) an RMR summary report for the Fiscal Year-to-date, in form and substance satisfactory to Agent in its Permitted Discretion, prepared and certified to by the President, Vice President or Chief Financial Officer of Holdings;
                    (C) an acquisitions schedule for the Fiscal Year-to-date, in form and substance satisfactory to Agent in its Permitted Discretion, prepared and certified to by the President, Vice President or Chief Financial Officer of Holdings; and
                    (D) a month-end Qualified RMR report, providing details of all RMR and Qualified RMR, including, without limitation, the reasons that any RMR is not Qualified RMR, prepared and certified to by the President, Vice President or Chief Financial Officer of Holdings in the form of Exhibit 5.1(b) (a “Borrowing Base Certificate”).
                    (E) a month-end accounts receivable report, providing all balances outstanding by customer.
     5.2 Communication with Accountants.
          Each Borrower executing this Agreement authorizes Agent and each Lender, so long as an Event of Default has occurred and is continuing, to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender through the Agent information relating to any Borrower with respect to the business, results of operations and financial condition of any Borrower.
6. AFFIRMATIVE COVENANTS
          Each Borrower executing this Agreement jointly and severally agrees that from and after the date hereof and until the Loans have been indefeasibly paid in full and the Commitments have been terminated:
     6.1 Maintenance of Existence and Conduct of Business.
          Except as otherwise permitted under this Agreement, each such Borrower shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its material rights and franchises; (ii) continue to conduct its business substantially as conducted as of the Closing Date or as otherwise permitted hereunder; (iii) at all times maintain, preserve and protect all of its material assets and properties used or useful in the conduct of its business, and keep all of its material tangible assets and properties in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (iv) give thirty (30) days prior written notice to Agent of any proposed change in its name from that set forth in Disclosure Schedule (6.1).
     6.2 Payment of Taxes and Charges.
          (a) Subject to Section 6.2(b), each such Borrower shall pay and discharge or cause to be paid and discharged prior to the imposition of any penalties therefor all material Taxes and Charges payable by it, including, without limitation: (i) Taxes and Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Taxes or Charges with respect to social security and unemployment withholding with respect to its employees; (ii) lawful claims for labor, materials, supplies and services or otherwise, that would, if not paid, become Charges; and (iii) all storage or rental charges payable to warehousemen and bailees, in each case, before any penalty is imposed for failure to pay, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charge could not reasonably be expected to result in a Material Adverse Effect.
          (b) Each such Borrower may in good faith contest, by appropriate proceedings, including negotiations, the validity or amount of any Tax or Charge, or claims described in Section 6.2(a); provided, that: (i) adequate reserves with respect to such contest are maintained on the books of such Borrower, in accordance with GAAP; (ii) no Lien, other than Permitted Encumbrances, shall be imposed to secure payment of such Tax or Charge (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence (including by conducting negotiations) and operates to suspend collection or enforcement of such Tax or Charge; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; (iv) such Borrower shall promptly pay or discharge such contested Tax or Charge, or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Borrower or the conditions set forth in this Section 6.2(b) are no longer met; and (v) Agent has not advised Borrower in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.
     6.3 Books and Records.
          Each such Borrower shall keep (a) adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP, with such books and records for a given period to be on a basis consistent with the books and records from the previous period in all material respects, except as noted therein with reasonable explanatory comments and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business.

     6.4 Insurance; Damage to or Destruction of Collateral.
          (a) Each such Borrower shall maintain in full force and effect, at its own expense, with insurers reasonably acceptable to the Agent and comply with all terms and conditions of the following insurance coverages:
               (i) All Risk Real and Personal Property and Boiler and Machinery Insurance. ‘All risk’ or ‘special form’ real and personal property insurance against direct physical loss or damage on an all risks basis, including comprehensive boiler and machinery coverage but, so long as the Borrowers provide evidence reasonably acceptable to the Agent that any Real Estate is not located in a hazardous flood zone, excluding flood and earthquake, subject to a maximum deductible of $5,000. The property shall be insured for the full replacement cost and no co-insurance.
               (ii) Business Income. As an extension of the coverage required under paragraph (a)(i) above, business income insurance including extra expense in an agreed amount equal to six (6) months projected loss of net profits, continuing expenses and debt service payments, subject to a maximum deductible of ninety-six (96) hours and shall contain an agreed amount endorsement waiving any coinsurance penalty.
               (iii) Commercial General Liability/Errors & Omissions Insurance: Commercial general liability/errors & omissions insurance written on an occurrence basis with a limit of not less than $1,000,000 each occurrence and $3,000,000 in the aggregate per location. Such coverage shall include, but not be limited to, premises/operations, blanket contractual liability, independent contractors, broad form products and completed operations, personal injury, fire legal liability, employee benefits liability, and losses resulting from the negligent acts, errors or omissions of the named insured and arising out of the operations of the named insured, and shall cover all contract forms used or acquired by any Borrower. Such insurance shall not exclude coverage for punitive or exemplary damages where insurable by law.
               (iv) Workers’ Compensation/Employers Liability. Workers’ compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of an employee of such Borrower while at work or in the scope of his or her employment with such Borrower and employer’s liability insurance in an amount not less than $500,000. Such coverage shall not contain any occupational disease exclusions.
               (v) Automobile Liability. Automobile liability insurance covering owned, non-owned, leased, hired or borrowed vehicles against bodily injury or property damage. Such coverage shall have a limit of not less than $1,000,000 or such higher amount as may be required by law.
               (vi) Excess/Umbrella Liability. Excess or umbrella liability insurance in an amount not less than $10,000,000, written on an occurrence basis providing coverage limits in excess of the insurance limits required under paragraphs (a)(iii), (a)(iv) (employers liability only), and (a)(v) above. Such insurance shall follow from the primary insurances and drop down in case of exhaustion of underlying limits and /or aggregates. Such insurance shall not exclude coverage for punitive or exemplary damages where insurable by law.

               (vii) Keyman Life Insurance. The Life Insurance Policy.
Without limiting the obligations of the Borrowers under the provisions of this Section, in the event any Borrower shall fail to maintain in full force and effect insurance as required by this Section, then Agent may, but shall have no obligation to, procure insurance covering the interests of the Agent and Lenders in such amounts and against such risks as Agent shall deem appropriate, and such Borrower shall reimburse Agent in respect of any premiums paid by Agent (all such amounts being deemed additional Obligations).
          (b) In addition to the foregoing, each Borrower and each Subsidiary shall maintain at its own expense, with insurers acceptable to the Agent, such other insurance to such extent and against such risks, as are reasonably satisfactory to the Agent.
          (c) The Borrowers shall cause each insurance policy (other than any policy referred to in clause (a)(iv) above related to workers’ compensation) pertaining to the insurable properties to (i) name the Agent and each Lender as an “additional insured” if such policy is a liability policy, (ii) name the Agent for itself and on behalf of the Lenders as “loss payee” if such policy is a property and/or boiler & machinery policy or a business income policy, (iii) provide that the Agent and each Lender shall be notified in writing of any proposed cancellation or material change in risk, of such policy, initiated by the insurer at least thirty (30) days prior to any proposed cancellation or material change in risk, (iv) contain a waiver of subrogation in favor of the Agent for itself and on behalf of the Lenders; (v) contain a breach of warranty provision in favor of the loss payee; (vi) contain a cross liability/separation of insureds clause, (vii) provide that the insurance shall be primary and without right of contribution from any other insurance which may be available to the Agent and Lenders, (viii) provide that the Agent and Lenders have no responsibility for premiums, warranties or representations to underwriters.
          (d) On the Closing Date and at least thirty (30) days prior to expiry of the policies, the Borrowers shall deliver or cause to be delivered to the Agent a certificate of insurance which shall (i) evidence that all the coverages listed in this Section have been renewed and will continue to be in full force and effect for such period as shall be then stipulated, (ii) specify the insurers with whom the insurances are carried and (iii) contain such other certifications and undertakings as are customarily provided to lenders, as reasonably requested by the Agent.
          (e) Each Borrower shall promptly notify Agent of any loss, damage, or destruction to any property in the amount of $125,000 or more, whether or not covered by insurance. After deducting from the proceeds of such insurance (i) the expenses incurred by Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) having Permitted Encumbrances, Agent shall apply such proceeds to the reduction of the Obligations in accordance with Section 2.2(c); provided, that if no Event of Default has occurred or is continuing, such insurance proceeds do not exceed $250,000 in the aggregate and such proceeds together with other funds available to such Borrower will be sufficient for such purpose, at such Borrower’s request Agent shall permit the applicable Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the affected property in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction or to acquire other assets to be used on the location of the damaged or destroyed property; provided further that if (x) such Borrower has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding or to acquire such related assets within one hundred eighty (180) days of such casualty, or (y) and Event of Default has occurred or is continuing during such period, Agent may apply such insurance proceeds to the Obligations in accordance with Section 2.2(c). All insurance proceeds made available to any Borrower to replace, repair, restore or rebuild property shall be deposited in a Bank Account (except to the extent the Agent, in its reasonable discretion, requires such Borrower to deposit such amounts into a blocked account). To the extent such funds are placed in a blocked account, they shall be made available to such Borrower to replace, repair, restore or rebuild the property as follows: (i) such Borrower shall request that an Advance or release from any such blocked account be made to such Borrower in the amount requested to be released; (ii) so long as no Event of Default has occurred and is continuing, Lenders shall make such Advance or Agent shall release funds from such blocked account; and (iii) in the case of insurance proceeds applied against the Loan, any reserve established with respect to such insurance proceeds shall be reduced by the amount of such Advance. To the extent (x) not used to replace, repair, restore or rebuild property, or (y) if any Event of Default has occurred or is continuing, such insurance proceeds shall be applied in accordance with Section 2.2(c).
     6.5 Compliance with Laws.
          Except as otherwise required hereunder, each such Borrower shall comply in all material respects, with all material, federal, state, local and foreign laws and regulations applicable to it, except to the extent that the failure to comply would not reasonably be expected to give rise to a Material Adverse Effect.
     6.6 Supplemental Disclosure.
          Not more frequently than once each Fiscal Year at the request of the Agent, the Borrowers shall and Borrowers may, at any time from time to time as often as Borrowers elect, supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, unless consented to by the Requisite Lenders in writing, or unless such supplement relates to any matter arising after the Closing Date that is not prohibited by the terms hereof and the contents of the disclosure does not evidence an event or circumstance that would give rise to an Event of Default.

     6.7 Intellectual Property.
          Each such Borrower shall conduct its business and affairs without knowing infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.
     6.8 Environmental Matters.
          Each such Borrower shall: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to result in Environmental Liabilities that could reasonably be expected to exceed $300,000; (b) implement any and all investigation, remediation, removal and response actions that are necessary to respond to any Release that could reasonably be expected to result in Environmental Liabilities in excess of $300,000, or legally required to respond to any Release unpermitted by any applicable Environmental Law of any Hazardous Material, or to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material, on, at, in, under, from, or to its Real Estate, except as could not reasonably be expected, in each case, to result in Environmental Liabilities in excess of $300,000; provided that upon prior written notice to Agent, each affected Borrower may in good faith contest or challenge its liability and shall not be deemed in violation of this covenant while any such challenges are pending; and (c) notify Agent promptly after such Borrower becomes aware of any Release unpermitted by any applicable Environmental Law of a Hazardous Material, or of any violation of Environmental Laws or Environmental Permits, on, at, in, under, from or to any of its Real Estate that, in each case, is reasonably likely to result in Environmental Liabilities in excess of $300,000 and promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Borrower in connection with any such Release unpermitted by any applicable Environmental Law or such violation of Environmental Laws or Environmental Permits as the Agent may reasonably request in each case, regardless of whether a Governmental Authority having jurisdiction to enforce any applicable Environmental Laws has taken or threatened any action in connection with any such unpermitted Release or violation. If Agent at any time has a reasonable basis to believe that, on, at, in, under, from, or to the Real Estate of each Borrower, there is or has been a Release unpermitted by any applicable Environmental Law of a Hazardous Material, or a violation of any Environmental Laws or Environmental Permits by any such Borrower or any Environmental Liability arising thereunder that, in each case, could reasonably be expected to result in Environmental Liabilities in excess of $300,000, then each such Borrower shall, upon Agent’s written request, (i) cause the performance of such environmental assessments including subsurface sampling of soil and groundwater, and preparation of such environmental reports (“Environmental Assessments”), at the Borrowers’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) upon reasonable notice, permit Agent or its representatives to have reasonable access to all Real Estate for the purpose of conducting such Environmental Assessments (to the extent any such Borrower has such access) as Agent reasonably deems appropriate, including any sampling and testing of soil, surface water, or groundwater which Agent or its representatives may reasonably request, it being understood that any such Environmental

Assessments shall not unreasonably interfere with any such Borrower’s business or operations, shall be conducted in a manner consistent with all applicable law, and shall not interfere with any investigation, assessment, or remedial activities required by Environmental Law that may be underway or proposed. The Agent and/or its consultants shall return the Real Estate to the same condition that existed prior to the Environmental Assessments and shall indemnify any Borrower from and against all loss, damage, cost or expense associated with any claims, demands, suits, proceedings or judgments relating to the Real Estate and resulting from a condition on, at, in, or under the Real Estate which was created by performance of the Environmental Assessments. Borrowers shall reimburse Agent for the reasonable costs of such Environmental Assessments and the same will constitute a part of the Obligations secured hereunder.
     6.9 Agreements Regarding Real Estate.
          After the Closing Date, no real property, warehouse, storage, bailment or other space, shall be owned, leased or otherwise used by any such Borrower without the prior written consent of Agent (which consent shall not be unreasonably withheld or delayed), and unless and until such Borrower has obtained, unless waived by Agent in its sole discretion, (i) with respect to leased property at which original Alarm Contracts are located or which is the site of a Borrower’s central monitoring station or principal place of business, a landlord lien waiver or similar agreement, as the case may be, or an assignment of the existing landlord lien waiver, in form and substance reasonably satisfactory to Agent, with respect to such location, and (ii) a mortgage, deed of trust or leasehold mortgage, as applicable, granting to Agent a first priority Lien (subject to Permitted Encumbrances) on such interest in real property, together with, to the extent requested by Agent, environmental audits, mortgage title insurance, real property insurances, real property surveys, local counsel opinion(s), and supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent. Each such Borrower shall timely and fully pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any (a) Alarm Contracts, (b) monitoring equipment or (c) Collateral with an aggregate value in excess of $50,000, is or may be located, unless such obligations are being contested in accordance with Section 6.2(b). To the extent permitted hereunder, if any such Borrower proposes to acquire a fee ownership interest in Real Estate after the Closing Date, such Borrower shall, promptly after such acquisition, provide to Agent a Mortgage granting Agent a first priority Lien (subject to Permitted Encumbrances) on such Real Estate, together with, to the extent requested by Agent, environmental audits, mortgage title insurance (in an amount not to exceed the purchase price of such real property), real property survey, local counsel opinion(s), and supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent. In addition, at such time as the Bridge Loan has been indefeasibly paid in full and all of any Borrower’s obligations arising under the Bridge Loan Documents (other than the Account Control Agreements and the Lockbox Agreements) have been terminated, Borrowers shall promptly provide to Agent a Mortgage granting Agent, on its own behalf and that of the Lenders, a first priority Lien (subject to Permitted Encumbrances) on the Real Estate located at 798 Airport Road, Panama City, Florida.

     6.10 Further Assurances.
          Each Borrower agrees that it shall and shall cause each other Borrower to, at such Borrower’s expense and upon the reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent within five (5) Business Days of Agent’s demand such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of to carry out more effectively the provisions and purposes of this Agreement and each Loan Document, including without limitation, take or cause to be taken such actions and otherwise perform, observe and comply with such obligations, as are set forth in that certain Post-Closing Agreement between the Borrowers, the Agent and the Lenders, dated as of the date of this Agreement (the “Post-Closing Agreement”), provided that Borrower shall be obligated to perform, observe and comply with any obligations pursuant to the Post-Closing Agreement in accordance with any date set forth therein.
     6.11 Future Borrowers.
          In the event that, subsequent to the Closing Date, any Person becomes a direct or indirect Subsidiary of any Borrower, as permitted by this Agreement, (a) the Borrower that owns the Stock of such Person shall pledge 100% of such Stock and any Intercompany Notes issued by such Person to Agent pursuant to the Pledge Agreement, and (b) such Person shall (i) execute a joinder agreement in the form attached hereto as Exhibit 6.11, and, upon executing such an agreement shall become a party hereto and be bound by all the terms and conditions hereof to the same extent as though such Person had originally executed this Agreement and the other Loan Documents as a Borrower, (ii) provide all relevant documentation with respect thereto and to take such other actions as such Person would have been required to provide and take pursuant to Section 3.1 if such Person had been a Borrower on the Closing Date, (iii) provide all relevant documentation with respect thereto and to take such other actions as such Person would have been required to provide and take pursuant to Section 3.1 if such Person had been a Borrower on the Closing Date and (iv) take all steps necessary to comply with Sections 6.9 with respect to the matters set forth therein. Each Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section 6.11, Agent shall have a valid and enforceable, perfected, first priority Lien on the respective Collateral covered thereby, free and clear of all Liens, other than Permitted Encumbrances. All actions to be taken pursuant to this Section 6.11 shall be at the expense of the Borrowers and shall be taken to the reasonable satisfaction of Agent.
     6.12 Interest Rate Fluctuations Protection.
          Not later than sixty (60) days following the Agent’s written request, after consultation with the Borrowers, and at all times thereafter prior to the Maturity Date, Borrower shall enter into and maintain an interest rate cap, swap, collar, or other agreement or arrangement designed to provide protection against fluctuations in interest rates, pursuant to which Borrower is protected against increases in interest rates from and after the date of such contracts as to all or a portion of outstanding Loans at such time, as reasonably requested by Agent. Whether or not required by this Section 6.12, all such interest rate protection agreements entered into by any Borrower shall be on terms, for periods (which shall not be required to exceed two (2) years) and with counterparties reasonably acceptable to Agent.

     6.13 Alarm Contracts.
          (a) As to each Alarm Contract generated, acquired or otherwise owned by any Borrower from time to time:
               (i) Such Alarm Contract shall comply in all material respects with requirements of law. To the extent any change in any requirement of law governing any Alarm Contract could reasonably be expected to require an amendment to such Alarm Contract, such Borrower shall use commercially reasonable efforts to replace such Alarm Contract with an Alarm Contract which complies with such law, and shall, in any case, amend all such Alarm Contracts if a Material Adverse Effect could reasonably by expected to result from such change in law.
               (ii) The alarm system related to such Alarm Contract is installed in (A) New York or Florida or (B) any other state consented to in writing by Agent.
               (iii) To the best of each Borrower’s knowledge after due inquiry, the related dealer and seller, if any, has all licenses and permits necessary and material to the enforceability of such Alarm Contract, including, without limitation, having filed and maintained an effective and current notice of business activities report or similar evidence of qualification to transact business in each state in which such dealer (and seller) enters into, services or acquires Alarm Contracts.
          (b) Upon the occurrence and during the continuance of any Event of Default, the Agent may direct the Borrowers to promptly (but, in any case, within ten (10) days) have the original of each Alarm Contract stored with a third party bailee pursuant to an Off Site Storage Agreement and acknowledged by a bailee acknowledgement letter granting the Agent access and control of such Alarm Contracts without the consent of any Borrower and otherwise reasonably acceptable to the Agent. Prior to any such direction, at all times on or after the Closing Date, the Borrowers shall maintain all original Alarm Contracts together at one real property location of a Borrower (subject to either a mortgage or a leasehold mortgage (and corresponding landlord waiver and consent) in favor of the Agent), segregated from any other Collateral, in locked fireproof cabinets of a UL rating reasonably satisfactory to the Agent and shall not remove any such original other than (i) to the extent the original is required in connection with any legal proceedings, (ii) ninety (90) days following cancellation of such Alarm Contract, or (iii) or as requested by the Agent in connection with the exercise of any of its rights or remedies hereunder; provided however, that and notwithstanding anything in this Agreement to the contrary, Borrowers shall assure that such Alarm Contracts are locked in such fireproof cabinets within forty-five (45) days after the Closing Date.
          (c) Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time the original Alarm Contracts are maintained by any Borrower, the Borrowers shall provide the Agent unfettered access to such Alarm Contracts immediately upon any request of the Agent.
          (d) Additionally, every Alarm Contract shall be a Qualified Alarm Contract, except to the extent designated as not being so in the Collateral Reports delivered after such

Alarm Contract ceases to be a Qualified Alarm Contract. Further with respect to the Alarm Contracts: (i) the RMR related amounts shown on all invoices, statements and Collateral Reports which may be delivered to the Agent with respect thereto are actually and absolutely owing to a Borrower as indicated thereon and are not in any way contingent; (ii) no payments have been or shall be made thereon except payments immediately delivered to the applicable Bank Accounts or the Agent as required pursuant to the terms of this Agreement; (iii) to each Borrower’s knowledge, all Alarm Contract subscribers have the capacity to contract; (iv) no Alarm Contract is evidenced by a judgment, an Instrument or Chattel Paper or secured by a letter of credit, except (A) such judgment as has been assigned to the Agent, for the benefit of the Lenders, (B) such Instrument or Chattel Paper as has been endorsed and delivered to the Agent, for the benefit of the Lenders, or (C) such letter of credit as has been assigned and delivered to the Agent with any necessary notification to the issuer thereof); (v) each represents a bona fide completed transaction; (vi) the amount shown on books and records and on any list, invoice or statement furnished to the Agent with respect to each such Alarm Contract is owing to it or by it (as the case may be); and (vii) the title to each such Alarm Contract is absolute, and any Borrower’s interest in each such Alarm Contract has not been transferred or assigned to any other Person (except for the granting of the liens in favor of Agent); and (viii) no set-off or counter-claim on the part of any other parties to each such Alarm Contract exists, and no agreement has been made with any person under which any deduction or discount may be claimed or any extension of time for the payment thereof.
          (e) The Borrowers will use their commercially reasonable efforts to timely enforce and exercise any of their rights under any stock or asset purchase agreement to maximize the rights and interests (whether for indemnities, holdbacks or otherwise) which may be available to Borrowers with respect thereto.
          (f) Not less frequently than once during each Fiscal Quarter, the Borrowers will back up their Subscriber data with DICE Corporation (“Dice”), using Dice’s disaster recovery methodology.
          (g) Borrowers shall deliver to Agent a copy of each Monitoring Contract entered into after the Closing Date and shall cause each monitoring contractor that provides electronic monitoring services to a Subscriber to enter into an Assignment and Modification Agreement within fifteen (15) days of the RMR of such Subscriber becoming Collateral hereunder.
     6.14 Write-Off Policy.
          Borrowers shall continue to give effect to the Write-Off Policy unless otherwise agreed to by Agent in writing.
7. NEGATIVE COVENANTS
          Each Borrower executing this Agreement jointly and severally agrees that from and after the date hereof until the Loans have been indefeasibly paid in full and the Commitments have been terminated:

     7.1 Mergers, Subsidiaries, Etc.
          Except as otherwise permitted under this Agreement, no such Borrower shall directly or indirectly, by operation of law or otherwise, (1) form or acquire any Subsidiary, (2) merge with, consolidate with, or otherwise combine with any Person, (3) acquire, whether through purchase or exchange of Stock or assets or otherwise, all or any part of the assets of any other Person (including, without limitation, Alarm Contracts) or any Stock of or other equity interest in any other Person, (4) dissolve, terminate its existence, consummate any recapitalization, reorganization or other change in its capital structure or the respective voting rights of its members, including without limitation the issuance of any new, additional or different type or class of Stock, the modification, reduction or retirement of any existing class of Stock, or (5) enter into any agreement to do any of the foregoing.
          Notwithstanding the foregoing, at any time and from time to time, so long as at the time thereof and after giving effect thereto no Default or Event of Default has occurred and is continuing, any Borrower may (A) form wholly-owned Subsidiaries organized under the laws of the United States or any State thereof (so long as the terms of Section 6.11 are fully complied with) and (B) acquire all or any part of the assets of any Person organized under the laws of the United States or any State thereof (the “Target”), including any Alarm Contracts of a Target (in each case, a “Permitted Acquisition”), subject to the satisfaction of each of the following conditions:
          (a) Agent shall receive at least seven (7) days prior written notice of such proposed Permitted Acquisition, which notice shall include a draft of the proposed acquisition agreement for such proposed Permitted Acquisition;
          (b) such Permitted Acquisition shall only involve assets located in the United States and comprising a business, or those assets of a business, of the type engaged in by the Borrowers as of the Closing Date, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such Permitted Acquisition;
          (c) no additional Indebtedness, Guaranty Obligations, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of the Borrowers after giving effect to such Permitted Acquisition, except (A) the Loan made hereunder, or (B) other Indebtedness, Guaranty Obligations, contingent obligations and other liabilities permitted hereunder;
          (d) such Permitted Acquisition shall have a purchase price (whether payable in cash, Stock, Indebtedness or other form of consideration) in an amount less than $2,500,000, and such purchase price, when added to the purchase price paid in all Permitted Acquisitions in any Fiscal Year shall not exceed $7,500,000;

          (e) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances) and Liens otherwise permitted hereunder;
          (f) at or prior to the closing of any Permitted Acquisition, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto, and the Borrowers shall have executed such documents and taken such actions as may be required by Agent in connection therewith (including, without limitation, adequate UCC financing statements and assignments);
          (g) Concurrently with delivery of the notice referred to in subsection (a) above, the Borrowers shall have delivered to Agent, in form and substance reasonably satisfactory to Agent, a pro forma consolidated balance sheet, income statement and cash flow statement of Holdings (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Holdings and its consolidated Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Advances in connection therewith, and such Acquisition Pro Forma shall reflect that (i) on a pro forma basis, the Borrowers would have been in compliance with the Financial Covenants for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Section 5.1(a) prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Advances funded in connection therewith as if made on the first day of such period), and (ii) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition, and certified by the President or Chief Financial Officer of Holdings to the effect that: (A) each Borrower (after taking into consideration all rights of contribution and indemnity any Borrower has against Parent and any other Borrower) will be Solvent upon the consummation of the Permitted Acquisition; (B) the Acquisition Pro Forma fairly presents in all material respects the financial condition of the Borrowers (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; and (C) no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition;
          (h) at least one (1) Business Day prior to the date of such Permitted Acquisition, Agent shall have received the following acquisition documents, in form and substance reasonably satisfactory to Agent (collectively, the “Acquisition Documents”):
               (i) a copy of the fully-executed complete and final purchase agreement and bill of sale relating to such Permitted Acquisition, including, without limitation, all exhibits and schedules thereto and related documents and agreements;
               (ii) Lien searches on the Target (and any dealers from whom the Target acquired such Alarm Contracts if the two entities are different) and its assets, in form and substance (and with results) satisfactory to Agent, and releases, in form and substance satisfactory to Agent all Liens disclosed in such searches;
               (iii) a duly completed report, in form and substance reasonably satisfactory to Agent, summarizing the financial and operation details of such acquisition (an

“Acquisition Report”), including, without limitation, as attachments thereto (1) evidence of the filing of either a blanket or precautionary UCC-1 financing statements against the related dealer, in the appropriate jurisdiction, covering all of the dealers Alarm Contracts or listing such the Alarm Contracts being acquired, as applicable, and (2) the related non-solicitation agreement (which agreement shall be in form and substance reasonably satisfactory to Agent);
               (iv) a sampling, if requested by the Agent, of certified true and correct copies of the Alarm Contracts, together with evidence of delivery of originals pursuant to any required Off Site Storage Agreement; and
               (v) if any of the acquired Alarm Contracts relate to alarm systems located in a state in which such Borrower does not operate as of the Closing Date, Borrower will deliver to the Agent evidence that such Borrower has all Governmental Approvals necessary with respect to such acquisition and that Agent shall not be required to obtain any Governmental Approval in order to take or perfect its Lien on such Collateral or enforce its remedies with respect thereto, together with such other evidence of compliance with the Laws of such new state (including without limitation licensing Laws) as Agent may reasonably require, including, without limitation, opinions of counsel relating thereto;
               (vi) evidence of such approvals and consents as may be required in connection with such proposed transaction and evidence that the parties from whom such assets are being acquired were properly licensed and qualified to do business in all relevant jurisdictions; and
               (vii) such other reports, certificates, filings, documents, agreements, opinions of counsel and information as the Agent may require in connection therewith, with all such items to be in form and substance satisfactory to the Agent.
          (i) as applicable, the conditions set forth in Section 6.11 shall be satisfied as of the closing date of the Permitted Acquisition; and
          (j) Borrowers shall collaterally assign non-competition agreements or restrictive covenants arising out of the Permitted Acquisition.
     7.2 Investments; Loans and Advances.
          No such Borrower shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that such Borrower may:
          (a) maintain its existing investments in its Subsidiaries as of the Closing Date and investments in new Subsidiaries formed and Targets acquired through Permitted Acquisitions pursuant to Section 7.1;
          (b) so long as no Event of Default has occurred and is continuing, make investments, subject to Control Letters in favor of Agent for the benefit of Lenders or otherwise subject to a perfected security interest in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of

America or any agency thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one (1) year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above;
          (c) make investments permitted by Section 7.4(b);
          (d) hold checking and deposits accounts used in the ordinary course of business subject to compliance with Section 2.5;
          (e) issue Guaranty Obligations permitted by Section 7.6;
          (f) make investments consisting of advances from any Borrower to another Borrower and evidenced by Intercompany Notes as set forth in Section 7.3(a)(iv);
          (g) make Capital Expenditures to the extent permitted hereunder;
          (h) make investments constituting (i) accounts receivable received and other trade credit granted in the ordinary course of business; (ii) prepaid expenses, negotiable instruments held for collection and lease, and utility and workers’ compensation, performance and other similar deposits; (iii) deposits of proceeds from sales and other dispositions permitted pursuant hereto with a “qualified intermediary,” “qualified trustee” or similar Person for purposes of facilitating a “like-kind” exchange made in accordance with the applicable provisions of the UCC; and (iv) Investments in connection with the bankruptcy or reorganization of suppliers or Subscribers and in settlement of delinquent obligations of, and other disputes with, Subscribers arising in the ordinary course of business; and
          (i) make investments in interest rate cap, swap or collar agreements, or other agreements or arrangements designed to provide protection against fluctuations in interest rates, to the extent required hereby.
     7.3 Indebtedness.
          (a) No such Borrower shall create, incur, assume or permit to exist any Indebtedness, except (without duplication):
               (i) the Loans and the other Obligations and the Bridge Loan;
               (ii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

               (iii) existing Indebtedness described in Disclosure Schedule (7.3) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions taken as a whole no less favorable to any Borrower, Agent or any Lender, as reasonably determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified;
               (iv) Indebtedness consisting of intercompany loans and advances made by any Borrower to any other Borrower; provided, that: (A) such Borrower shall have executed and delivered to each such Borrower, and each such Borrower shall have executed and delivered to Borrower a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by any Borrower to another Borrower, which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) such Borrower shall record all intercompany transactions on its books and records in a manner consistent with GAAP; (C) the obligations of any Borrower under any such Intercompany Notes shall be subordinated to the Obligations of Borrower hereunder in a manner reasonably satisfactory to Agent; (D) at the time any such intercompany loan or advance is made by Borrower and after giving effect thereto, each Borrower shall be Solvent; and (E) no Event of Default exists or would occur before or after giving effect to any such proposed intercompany loan;
               (v) Guaranty Obligations permitted under Section 7.6;
               (vi) Indebtedness under any interest rate cap, swap or collar agreements, or other agreements or arrangements required hereunder to provide protection against fluctuations in interest rates;
               (vii) Indebtedness in respect of statutory obligations, performance, surety or appeal bonds, bankers acceptances, or other obligations of a like nature incurred in the ordinary course of business;
               (viii) lease payment and other monetary obligations under equipment Capital Leases, including obligations that give rise to purchase money security interests, provided the aggregate amount of such obligations for all Borrowers does not exceed $750,000;
               (ix) Indebtedness of up to $50,000 in the aggregate for all Borrowers provided that it is incurred in the ordinary course of business, is not for borrowed money, is not evidenced by a promissory note and is unsecured; and
               (x) Indebtedness acquired from a seller or incurred by a Borrower and payable to a seller in connection with a Permitted Acquisition provided such Indebtedness is unsecured and subordinated to the Obligations in accordance with Exhibit 7.3 (a)(x).
               (xi) Subordinated Indebtedness as such term is defined in that (A) Subordination and Intercreditor Agreement dated as of the date of this Agreement between and among Borrower, CapitalSource and Parent and (B) Subordination and Intercreditor Agreement dated as of the date hereof among Borrowers, CapitalSource and Devcon

Construction Management, Inc. and in each case only to the extent such Subordinated Indebtedness remedies subject to the terms of the applicable Subordination Agreement.
          (b) No such Borrower shall directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than:
               (i) Indebtedness arising under the Loan Documents and the Bridge Loan Documents;
               (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 7.8 (b) or (c);
               (iii) Indebtedness permitted by Section 7.3(a)(iv) upon any refinancing thereof in accordance with Section 7.3(a)(iii); and
               (iv) Indebtedness permitted pursuant to Section 7.3(a)(viii) and (ix).
     7.4 Employee Loans and Affiliate Transactions.
          (a) Except as otherwise permitted in this Section 7 with respect to Affiliates, no Borrower shall enter into or be a party to any transaction with any other Borrower or any Affiliate thereof except upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Borrower. All such transactions existing as of the date hereof are described in Disclosure Schedule (7.4(a)).
          (b) No Borrower shall enter into any lending or borrowing transaction with any employees of any Borrower, except loans and advances to any Borrower’s respective employees in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $100,000 to any employee and up to a maximum of $250,000 in the aggregate at any one time outstanding.
     7.5 Capital Structure and Business.
          No Borrower shall issue additional Stock unless immediately upon such issuance such additional Stock is pledged to Agent pursuant to a Pledge Agreement in form and substance reasonably satisfactory to Agent. No Borrower shall amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Borrower’s duty or ability to repay the Obligations. No Borrower shall engage in any business other than the acquisition and servicing of Alarm Contracts and no Person described by clauses (a) and (b) of the definition of Affiliate of any Borrower (including, without limitation, the Parent and any Subsidiary or Person described by clauses (a) and (b) of the definition of Affiliate of the Parent), other than Borrowers, shall engage in the business of acquiring or servicing Alarm Contracts.

     7.6 Guaranty Obligations.
          No Borrower shall create, incur, assume or permit to exist any Guaranty Obligations except (a) by endorsement of instruments or items of payment for deposit to the general account of any Borrower, and (b) for Guaranty Obligations incurred for the benefit of any other Borrower if the primary obligation is expressly permitted by this Agreement.
     7.7 Liens.
          (a) No such Borrower shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (i) Liens securing Capital Leases and purchase money Indebtedness permitted under Section 7.3 hereof, (ii) Liens pursuant to the Bridge Loan Documents and (iii) Permitted Encumbrances.
          (b) No such Borrower shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto except: (i) any negative pledge incurred or provided in favor of any holder of Indebtedness outstanding on the date any Subsidiary of any Borrower becomes a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of any Borrower), (ii) any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or other contract or the assignment, encumbrance or hypothecation of such lease, license or other contract, (iii) any limitation or restriction contained in any Permitted Encumbrance to the extent such limitation or restriction restricts the transfer of the property subject to such Permitted Encumbrance, and (iv) any restriction imposed pursuant to an agreement entered into in connection with a sale or other disposition permitted pursuant hereto pending the closing of such sale or other disposition.
     7.8 Sale of Stock and Assets.
     No such Borrower shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries to any Person other than another Borrower, other than (a) the sale of Inventory in the ordinary course of business, (b) the discount or compromise of Accounts (for purposes of collection) in the ordinary course of business, and (c) so long as no Event of Default has occurred and is continuing, sales of assets (other than Stock of any of its Subsidiaries) in the ordinary course of business to the extent that such disposition shall have a sale price (whether payable in cash, Stock, Indebtedness or other form of consideration) in an amount less than $1,000,000, and such sale price, when added to the sale price paid in all such sales shall not exceed $2,500,000 in the aggregate (and provided that all other applicable provisions of this Agreement are complied with).
     7.9 ERISA.
          No such Borrower shall or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien on the assets of any

Borrower under Section 412 of the Code or Section 302 or 4068 of ERISA or (ii) an ERISA Event, to the extent any such event or ERISA Event combined with all other ERISA Events could reasonably be expected to result in a Material Adverse Effect.
     7.10 Financial Covenants.
          No such Borrower shall breach or fail to comply with any of the Financial Covenants.
     7.11 Hazardous Materials.
          No such Borrower shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities or impacts that could not reasonably be expected to have a Material Adverse Effect.
     7.12 Sale-Leasebacks.
          No such Borrower shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.
     7.13 Restricted Payments.
          No such Borrower shall make any Restricted Payment, except: (a) intercompany loans and advances among the Borrowers to the extent permitted by Section 7.3; (b) dividends and distributions to another Borrower; (c) employee loans permitted under Section 7.4(b); (d) payments of principal and interest of Intercompany Notes issued in accordance with Section 7.3; and (e) any payment of reasonable and customary expenses to the Parent or any Borrower or Affiliate thereof, so long as such expenses are paid in the ordinary course of business, on an arm’s length basis, in an aggregate amount not to exceed $360,000 plus the amount of any reasonable out-of-pocket expenses incurred in connection with the management of Borrowers in any Fiscal Year; and provided that no Event of Default exists or would occur before or after giving effect to any such proposed payment in clauses (a) through (e) of this Section.
     7.14 Change of Name or Location; Change of Fiscal Year.
          No such Borrower shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. No Borrower shall change its Fiscal Year.
     7.15 No Impairment of Intercompany Transfers.
          No Borrower shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to such Borrower.
     7.16 Changes Relating to Material Contracts.
          No Borrower shall change or amend the terms of any Material Contract in any respect that could reasonably be expected to be materially adverse to Lenders or could reasonably be expected to have a Material Adverse Effect.
8. TERM
     8.1 Termination.
          The financing arrangements contemplated hereby shall be in effect until the Maturity Date, and the Loan and all other Obligations shall be automatically due and payable in full on such date.
     8.2 Survival of Obligations Upon Termination of Financing Arrangements.
          Except as otherwise provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrowers or the rights of Agent and Lenders relating to any unpaid portion of the Loan or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrowers, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Section 2.12 and Section 2.13, and the indemnities contained in the Loan Documents shall survive the Termination Date.
9. FINANCIAL COVENANTS
          The Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

     9.1 Maximum Leverage Ratio.
          Holdings and its Subsidiaries shall maintain on a consolidated basis at all times a Qualifying Retail RMR Leverage Ratio of not greater than 26.0 to 1.0.
     9.2 Minimum Fixed Charge Coverage Ratio.
          Holdings and its Subsidiaries shall maintain at all times, to be measured on a consolidated basis at the end of each Fiscal Month, commencing with November 30, 2005, a Fixed Charge Coverage Ratio for the six (6) month period then ended of not less than 1.25 to 1.0.
          Notwithstanding the foregoing, for the purpose of calculating the Fixed Charge Coverage Ratio (i) Fixed Charges and EBITDA for the six (6) month period ending November 30, 2005 shall be calculated as Fixed Charges and EBITDA for the one (1) month period ending November 30, 2005 multiplied by six, (ii) Fixed Charges and EBITDA for the six (6) month period ending December 31, 2005 shall be calculated as Fixed Charges and EBITDA for the two (2) month period ending December 31, 2005 multiplied by three, (iii) Fixed Charges and EBITDA for the six (6) month period ending January 31, 2006 shall be calculated as Fixed Charges and EBITDA for the three (3) month period ending January 31, 2006 multiplied by two, (iv) Fixed Charges and EBITDA for the six (6) month period ending February 28, 2006 shall be calculated as Fixed Charges and EBITDA for the four (4) month period ending February 28, 2006 multiplied by one and one-half and (v) Fixed Charges and EBITDA for the five (5) month period ending March 31, 2006 shall be calculated as Fixed Charges and EBITDA for the five (5) month period ending March 31, 2006 multiplied by one and two-tenths.
     9.3 Maximum Capital Expenditures.
          Holdings and its Subsidiaries shall not incur more than $1,500,000 of Capital Expenditures in the aggregate in any Fiscal Year (other than Capital Expenditures for Inventory installed pursuant to Alarm Contracts).
     9.4 Maximum Attrition Ratio.
          Holdings and its Subsidiaries shall maintain on a consolidated basis, at the end of each Fiscal Month, commencing with November 30, 2005, an Attrition Ratio of not greater than eleven percent (11%).
     9.5 Accounting Changes.
          Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any Accounting Changes (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then the Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrowers’ and its Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made, provided, however, that the agreement of the Agent and the Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by the Borrowers’ certified public accountants; and (iii) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, the Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, the Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.
10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES
     10.1 Events of Default.
          The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:
          (a) The Borrowers fail to (i) make any payment of principal of any Obligations when due, (ii) pay any interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, and such Default continues for three (3) Business Days or more thereafter; or (iii) pay or reimburse Agent or any Lender for any expense reimbursable hereunder or under any other Loan Document within ten (10) Business Days following Agent’s (or a Lender’s written demand for such reimbursement or payment of expenses.
          (b) if any representation or warranty made (or deemed made pursuant to the terms of this Agreement or any other Loan Document) by any Borrower or the Parent in any Loan Document or in any certificate, agreement, instrument, statement, or report made or delivered pursuant to or in connection with any thereof, or if any information furnished to the Lenders or the Agent shall prove to have been incorrect in any material respect when made (or deemed made pursuant to the terms of this Agreement or any other Loan Document) or furnished, except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect;

          (c) Any Borrower fails or neglects to perform, keep or observe any of the provisions set forth in Sections 2.5, 7 or 9, the Parent fails or neglects to perform, keep or observe any of the provisions of the Parent Pledge Agreement, or any Borrower fails or neglects to perform, keep or observe any of the provisions set forth in Section 5, and the same shall remain unremedied for five (5) days or more.
          (d) Any Borrower fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 10.1) and the same shall remain unremedied for ten (10) Business Days or more.
          (e) Any Borrower or Parent fails or neglects to perform or keep or observe any of the provisions of any of the Bridge Loan Documents, and the same is not cured within any applicable grace period therefor.
          (f) A default or breach occurs under any agreement, document or instrument to which any Borrower or any Subsidiary is a party other than the Loan Documents or the Bridge Loan Documents that is not cured or waived within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranty Obligations of any Borrower in excess of $300,000 individually or $500,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranty Obligations or a trustee to cause, Indebtedness or Guaranty Obligations or a portion thereof in excess of $300,000 individually or $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such right is exercised, by such holder or trustee.
          (g) Assets of any Borrower or any Subsidiary with a fair market value of $500,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Borrower and such condition continues for sixty (60) days or more.
          (h) A case or proceeding is commenced against any Borrower or Parent seeking a decree or order in respect of such Borrower or Parent (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Borrower or Parent or for any substantial part of any such Borrower’s or Parent’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Borrower, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.
          (i) Any Borrower or Parent (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Borrower or Parent or for any substantial part of any Borrower’s or Parent’s assets, (iii) makes an assignment for the benefit of creditors (other than a limited assignment of specified assets in an amount not to exceed $100,000 in the aggregate to accomplish the settlement of a claim or litigation), or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.
          (j) A final judgment or judgments for the payment of money in excess of $300,000 individually or $500,000 in the aggregate at any time are outstanding against any Borrower or any Subsidiary (which judgments are not covered by insurance policies as to which liability has not been denied by the insurance carrier), and the same are not, within sixty (60) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged within sixty (60) days following the expiration of any such stay.
          (k) Any provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Borrower shall challenge in writing the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.
          (l) Any Change of Control, Change of Management or Material Adverse Effect occurs.
          (m) Holdings, Services or Systems ceases any material portion of its business operations as conducted as of the Closing Date.
          (n) Any “Event of Default” shall occur under Article 8 of the Bridge Loan Agreement evidencing the Bridge Loan.
     10.2 Remedies.
          (a) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend the Commitment with respect to additional Advances, whereupon any additional Advances shall be made or incurred in the sole discretion of the Requisite Lenders so long as such Event of Default is continuing. If any Event of Default has occurred and is continuing, no action permitted under Article 7 hereof may be taken unless approved by Agent in writing and Agent may (and at the written request of Requisite Lenders shall), without prior notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans to the Default Rate; provided, that upon the occurrence of an Event of Default specified in Sections 10.1(a), (h) or (i), the Default Rate shall immediately be applicable to the Loans. The Agent agrees to notify the Borrowers following an election as set forth above to apply the Default Rate to the Loans, provided that the Agent shall have no liability to the Borrowers for any failure to provide such notice. Notwithstanding the foregoing, if the Event of Default which gave rise to any suspension of the Commitment was as a result of an Event of Default arising under Section 10.1(a), no additional Advances shall be made or incurred following such suspension without the consent of all Lenders and Agent.
          (b) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the Commitment with respect to further Advances; (ii) reduce the Commitment from time to time; (iii) declare all or any portion of the Obligations (other than Obligations in respect of hedging obligations or interest rate swaps obligations permitted hereunder), including all or any portion of the Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by all Borrowers; or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC; provided, that upon the occurrence of an Event of Default specified in Sections 10.1(h) or (i), the Commitments shall be immediately terminated and all of the Obligations (other than Obligations in respect of hedging obligations or interest rate swaps obligations permitted hereunder), including the Loan, shall become immediately due and payable without declaration, notice or demand by any Person.
          (c) Without limiting the generality of the foregoing or limiting in any way the rights of the Lenders and Agent under the Loan Documents or otherwise under applicable law, at any time, and from time to time, after the earliest to occur of (i) acceleration of the Loan, (ii) the occurrence, and during the continuance, of an Event of Default specified in Sections 10.1(a), (e) (g), (h), (i) or (k), or (iii) thirty (30) days following the occurrence, and during the continuance, of an Event of Default not specified in Sections 10.1(a), (e), (g), (h), (i) or (k), the Agent shall be, whether such action is undertaken at its option or at the direction of the Requisite Lenders, entitled to apply for and have a receiver or receiver and manager appointed under state, or Federal law by a court of competent jurisdiction in any action taken by Agent or Lenders to enforce their rights and remedies hereunder and under the other Loan Documents in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of Borrowers, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of any Note until a sale or other disposition of such Collateral shall be finally made and consummated. EACH BORROWER HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AS PROVIDED ABOVE. EACH BORROWER GRANTS SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, ACKNOWLEDGES THAT THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY LENDERS IN CONNECTION WITH THE ENFORCEMENT OF THEIR RIGHTS AND REMEDIES HEREUNDER AND UNDER THE SECURITY DOCUMENTS, AND THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING LENDERS TO MAKE (AND COMMIT TO MAKE) THE LOANS TO THE BORROWERS, AND AGREES TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE

FOREGOING AND TO COOPERATE FULLY WITH THE AGENT AND LENDERS IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL.
     10.3 Waivers by Borrowers.
          Except as otherwise provided for in this Agreement or by applicable law, each Borrower waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, all defenses, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Agent may reasonably do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws. For the purposes of clarity and notwithstanding anything in this Agreement to the contrary, with respect to this Agreement the Borrowers’ obligations are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against Agent or any Lender.
     10.4 Intercreditor Agreements; Lenders Benefit.
          (a) Borrowers, Agent and Lenders acknowledge that, upon the exercise of any rights and remedies by CapitalSource as the Agent under this Agreement and the Loan Documents and as Lender under the Bridge Loan Documents (including, the exercise of rights and remedies with respect to the Collateral), all proceeds of the Collateral shall be applied first to satisfy the Bridge Loan and all other obligations of Borrowers arising under the Bridge Loan Documents before being applied to the Loan or Obligations. For so long as any such Bridge Loan obligations remain unsatisfied, any payments (including payments from any proceeds of Collateral) with respect to the Loans and other Obligations received by the Agent or any Lender at any time (i) after all of the Obligations have become immediately due and payable, with or without declaration, pursuant to Section 10.2, or (ii) when an event of default has occurred and is continuing under the Bridge Loan Documents and the occurrence or omission constituting such event of default has not been cured or waived, shall be applied first to satisfy the Bridge Loan and all other obligations of Borrowers arising under the Bridge Loan Documents before being applied to the Loans or other Obligations. In the event that any Lender under this Agreement shall receive any proceeds of Collateral in contravention of this Agreement, the Lenders shall promptly so notify CapitalSource and shall segregate and hold in trust any such payment or distribution, which amounts shall be paid over promptly on demand to CapitalSource for its benefit as Lender under the Bridge Loan, for application to the payment of the Bridge Loan and other obligations of Borrowers arising under the Bridge Loan Documents until the same shall have been indefeasibly paid in full in cash. The Lenders hereby waive any claim they may now or hereafter have arising out of the Requisite Lenders election, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code by any Borrower.

          (b) The provisions of this Section 10.4 and the rights and benefits hereof shall inure solely to the benefit of the CapitalSource in its capacity as Lender under the Bridge Loan Documents and its respective successors and permitted assigns thereunder and no other Person (including any Borrower) shall have or be entitled to assert rights or benefits under this Section 10.4.
     10.5 Rights to Appoint Receiver.
          Without limiting and in addition to any other rights, options and remedies Agent has for itself and the benefit of Lenders under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Agent to enforce such rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business or any Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.
11. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT
     11.1 Assignment and Participations.
          Subject to the terms of this Section 11.1, any Lender may make an assignment of, or sale of participations in, at any time or times, the Loan Documents, Loans and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require (x) the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee), and (y) the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 11.1 and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; and (iv) include a payment to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 11.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment permitted hereunder shall give rise to a direct obligation of the Borrowers to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify the Borrowers and the Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 11.1, any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.
          (a) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by the Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of any scheduled amortization of the principal amount of the Loan or the Maturity Date, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Subject to Section 11.1(f), solely for purposes of Sections 2.10, 2.12, 2.13 and 11.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of the Borrowers to the participant and the participant shall be considered to be a “Lender”; provided, however, a participant shall not be entitled to receive any greater payment under Sections 2.10, 2.12, 2.13 or 11.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with any Borrower’s prior written consent. Except as set forth in the preceding sentence no Borrower shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.
          (b) Except as expressly provided in this Section 11.1, no Lender shall, as between any Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, any Notes or other Obligations owed to such Lender.
          (c) Each Borrower shall assist any Lender permitted to sell assignments or participations under this Section 11.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments not inconsistent with the terms of this Agreement as shall be reasonably requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants, provided that the requesting Lender shall bear its own costs in connection with any such assignment and shall not be entitled to reimbursement of such costs from any Borrower.
          (d) A Lender may furnish any information concerning Borrowers in the possession of such Lender from time to time to assignees and participants (including potential assignees and participants); provided that such potential assignees or participants agree to confidentiality provisions substantially equivalent to those contained in Section 13.8.

          (f) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 2.13(a), increased costs under Section 2.13(b), or an inability to fund LIBOR Loans under Section 2.13(c). A participant that would be a Non-Corporate Domestic Lender or a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrowers are notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrowers to comply with Sections 2.12, 2.13(d) and 2.13(e) as though it were a Lender.
     11.2 Appointment of Agent.
          CapitalSource is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 11.2 are solely for the benefit of Agent and Lenders and no Borrower nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Borrower or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by CapitalSource or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.
          If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.
     11.3 Agent’s Reliance, Etc.
          Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof in accordance with the provisions of Section 11.1 signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Borrower or to inspect the Collateral (including the books and records) of any Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.
     11.4 CapitalSource and Affiliates.
          With respect to its Commitments hereunder, CapitalSource shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include CapitalSource in its individual capacity. CapitalSource and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Borrower, any of their Affiliates and any Person who may do business with or own securities of any Borrower or any such Affiliate, all as if CapitalSource were not Agent and without any duty to account therefor to Lenders. CapitalSource and its Affiliates may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders. CapitalSource may also purchase equity interests in Affiliates of the Borrowers and may invest in a fund that has invested debt or equity directly or indirectly in the Borrowers. CapitalSource may also purchase equity interests in Parent or its Affiliates and may invest in a fund that has invested debt or equity directly or indirectly in Parent. Each Lender acknowledges the potential conflict of interest between CapitalSource as a Lender holding disproportionate interests in the Loans, CapitalSource as a Stockholder, warrant holder of Parent or indirect investor in debt or equity issued by Parent, and CapitalSource as Agent. Notwithstanding anything in the Loan Documents to the contrary, (i) CapitalSource and its Affiliates shall not be required to execute and deliver an Assignment Agreement in connection with any transaction involving its Affiliates or lenders and (ii) there shall be no limitation or restriction on CapitalSource’s ability to assign or otherwise transfer any Loan Document to any such Affiliate or lender; provided, however, CapitalSource shall continue to be liable as a “Lender” under the Loan Documents unless such Affiliate or lender executes an Assignment Agreement.
     11.5 Lender Credit Decision.
          Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 4.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Borrowers and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.
     11.6 Indemnification.
          Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers and without limiting the obligations of Borrowers hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable in-house and external counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrowers.
     11.7 Successor Agent.
          Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and the Borrowers. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the written approval of the Borrowers, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if any Default or Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.
     11.8 Setoff and Sharing of Payments.
          In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 11.9(f), each Lender is hereby authorized at any time or from time to time, without prior notice to any Borrower or to any Person other than Agent, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower (regardless of whether such balances are then due to any Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Borrower promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares, (other than offset rights exercised by any Lender with respect to Sections 2.10, 2.12 or 2.13). Each Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.
     11.9 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.
          (a) Advances; Payments.
               (i) Agent shall notify appropriate Lenders, promptly after receipt of a Notice of Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Advance, is received, by telecopy, telephone or other similar form of transmission. Each Lender shall make the amount of such Lender’s Pro Rata Share of such Advance available to Agent in each case in same day funds by wire transfer to Agent’s account as set forth in Section 11 not later than 3:00 p.m. (New York time) on the requested funding date, in the case of a Base Rate Loan, and not later than 11:00 a.m. (New York time) on the requested funding date, in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Advance to the Borrowers. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.
               (ii) Provided that each Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of the date of any receipt of such payments by the Agent, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by the Borrowers no later than the close of business with respect to any payments received prior to 2:00 p.m. New York time and no later than 2:00 p.m. New York time one Business Day thereafter with respect to all payments received by Agent after 2:00 p.m. New York time on any Business Day for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from the Borrowers. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in writing from time to time) not later than the times set forth above.
          (b) Availability of Lender’s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify the Borrowers and the Borrowers shall immediately repay such amount to Agent. Nothing in this Section 11.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender or hereunder. To the extent that Agent advances funds to the Borrowers on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Lender.
          (c) Return of Payments.
               (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.
               (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to the Borrowers or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to the Borrowers or such other Person, without setoff, counterclaim or deduction of any kind.
          (d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Advance or any payment required by it hereunder shall not relieve any other Lender (each such other Lender an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Requisite Lenders” hereunder), and the outstanding amounts of any Loans held by a Non-Funding Lender shall not be deemed to be outstanding, for any voting or consent rights under or with respect to any Loan Document. At the Borrowers’ request, Agent, another Lender or a Person acceptable to Agent shall have the right (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent, another Lender or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.
          (e) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Borrower, with notice of any material Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any such Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. Notwithstanding the foregoing, Lenders acknowledge that the Borrowers are required to provide Financial Statements and Collateral Reports to Lenders in accordance with Section 5 hereof and to provide other documentation and information in connection with Advances or other provisions of this Agreement, and agree that Agent shall have no duty to provide the same to Lenders and Agent shall not be liable to Lenders should Agent fail to enforce any provision of this Agreement or the other Loan Documents.
          (f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Notes shall be taken in concert and at the direction or with the consent of Agent and Requisite Lenders.
     11.10 Other Lender Rights.
          Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement, including, without limitation, the obligations owing to it and any Notes held by it and the other Loan Documents and Collateral.
12. SUCCESSORS AND ASSIGNS
     12.1 Successors and Assigns.
          This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Borrower, Agent, Lenders and their respective successors and assigns (including, in the case of any Borrower, a debtor-in-possession on behalf of such Borrower), except as otherwise provided herein or therein. No Borrower may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Borrower without the prior express written consent of Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Borrower, Agent and Lenders with respect to the transactions contemplated hereby and, except as otherwise provided for herein, no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.
13. MISCELLANEOUS
     13.1 Complete Agreement; Modification of Agreement.
          The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 13.2. Any letter of interest, fee letter, fee letter or confidentiality agreement, if any, between any Borrower and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement, except to the extent that the Fee Letter is, by the terms thereof, intended to survive.

     13.2 Amendments and Waivers.
          (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and by Requisite Lenders or all affected Lenders, as applicable. Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.
          (b) No amendment, modification, termination or waiver shall, unless in writing and signed by each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 2.2(b)(ii)-(iii)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (provided that the waiver of any Default or Event of Default shall not be deemed to be an extension or postponement of any payment that otherwise would have been required due to acceleration thereof); (v) except as otherwise permitted herein or in the other Loan Documents, release, or permit any Borrower to sell or otherwise dispose of, or otherwise subordinate (except Permitted Encumbrances), all or substantially all of the Collateral (which action shall be deemed to directly affect all Lenders and (vi) amend or waive this Section 13.2 or the definition of the term “Requisite Lenders” insofar as such definitions affect the substance of this Section 13.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination, or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Borrower in any case shall entitle such Borrower or any other Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 13.2 shall be binding upon each holder of any Note at the time outstanding and each future holder of any Note.
          (c) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii) and (iii) below being referred to as “Non-Consenting Lender”), then, so long as Agent is not a Non Consenting Lender, at the Borrowers’ request any other Lender or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent (but shall have no obligation) to purchase from such Non Consenting Lenders, and such Non Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to such Lender or such Person, all of the Commitments of such Non Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.
          (d) Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to the Borrowers, at the Borrowers’ sole cost and expense, termination statements, mortgage releases and other documents reasonably necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.
     13.3 Fees and Expenses.
          The Borrowers shall reimburse (i) Agent for all reasonable fees, costs and expenses (including the reasonable fees and expenses of all of its in-house and external counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (c) and (d) below, all Lenders; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders) for all reasonable fees, costs and expenses, including the documented reasonable fees, costs and expenses of in-house and external counsel or other advisors (including environmental and management consultants and appraisers) incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:
          (a) any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder; provided, however, that so long as no Event of Default has occurred or is continuing, upon the Borrowers’ written request, the Agent shall consult with the Borrowers with respect to estimated fees and expenses of counsel in connection with any proposed amendment, modification or waiver of any of the Loan Documents;
          (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrowers or any other Person that may be obligated to Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction;

          (c) any attempt to enforce any remedies of Agent or any Lender against any or all of the Borrowers or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans, in any case during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;
          (d) any workout or restructuring of the Loans during the pendency of one or more Events of Default; and provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;
          (e) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Borrowers or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral; and
          (f) portfolio management and CapitalAnalytics or other underwriting services.
including, as to each of clauses (a) through (e) above, all reasonable in-house and external attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 13.3, all of which shall be payable, on demand, by the Borrowers to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: reasonable fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and in-house and external paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and reasonable expenses for travel, lodging and food paid or incurred in connection with the performance of such in-house and external legal or other advisory services.
     13.4 No Waiver.
          Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any Default or Event of Default shall not suspend, waive or affect any other Default or Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 13.2, none of the undertakings, agreements, warranties, covenants and representations of any Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Borrower shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent (to the extent required) and the applicable required Lenders and directed to the Borrowers specifying such suspension or waiver.
     13.5 Remedies.
          Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.
     13.6 Severability.
          Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.
     13.7 Conflict of Terms.
          Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.
     13.8 Confidentiality.
          (a) Agent and each Lender agrees to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all financial information (including compliance certificates) provided to them by the Borrowers which is marked confidential, and all other information which the Borrowers have designated in writing as confidential, at all times prior to the earlier of (i) the Maturity Date and (ii) the acceleration of the Loan, except that Agent and each Lender may disclose such information: (a) to Persons employed or engaged by Agent or such Lender or its affiliates; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process or any other regulation, order or decree; (d) to any of the parties that provide funding to any Lender or any party engaged as an administrative agent with respect to such funding; (e) to its affiliates, auditors, agents, officers or directors, or otherwise, as, on the advice of Agent’s or such Lender’s counsel, is required by law; (f) in connection with the exercise of any right or remedy under the Loan Documents (whether prior to or after acceleration), or in connection with any Litigation to which Agent or such Lender is a party; or (g) that ceases to be confidential through no fault of Agent or any Lender.
          (b) Except as required by law, Borrower(s) agree, and agree to cause each of their Affiliates, (i) not to transmit or disclose provision of any Loan Document to any Person (other than to Borrowers’ advisors and officers on a need-to-know basis, including without limitation Lehman Brothers for the purpose of raising equity capital) without Agent’s prior written consent, (ii) to inform all Persons, including its advisors and officers, of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. Borrowers agree that Agent shall have the right to review and approve all materials (other than Parent’s filings with the Securities and Exchange Commission (“SEC Filings”) or other disclosure required by law) that any Borrower or any of its respective Affiliates prepares or proposes to transmit or disclose that contain the Agent’s or any Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Nothing contained in any Loan Document is intended to permit or authorize any Borrower or any of its respective Affiliates to contract on behalf of the Agent or any Lender. To the extent a Borrower is required by law (other than with respect to the SEC Filings) to disclose any provision of this Loan Agreement or an Agent or Lender’s name, such Borrower shall give Agent prompt notice of such disclosure upon becoming aware of the need for such disclosure. The parties hereto agree that Agent, Lenders and their respective Affiliates may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes, and (ii) use any Borrower’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.
     13.9 GOVERNING LAW.
          EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MARYLAND. EXCEPT AS OTHERWISE PROVIDED IN ANY OF THE LOAN DOCUMENTS EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN MARYLAND, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWERS, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE BORROWERS ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF MARYLAND AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH

JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN SECTION 13.10 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR FIVE (5) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.
     13.10 Notices.
          Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and five (5) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission during normal business hours of the recipient (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 13.10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than to the Borrowers or Agent) designated below to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. In addition, any delivery required to be made by the Borrowers to the Lenders under this Agreement will be deemed effective if delivered to the Agent as required; provided that the Borrowers shall have no liability hereunder if any delivery of documentation and information required hereunder shall have been furnished to Agent as required.

(a)	If to Agent or CapitalSource, at

CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attention: Health Care and Specialty Finance Business, Portfolio Manager
Telecopier: 301-841-2340
Telephone: 301-841-2700

With copies to:

Buchanan Ingersoll
One Oxford Centre
301 Grant Street
Pittsburgh, PA 15219
Attention: S. Bryan Lawrence
Telecopier: 412-562-1041
Telephone: 412-562-8830

(b)	If to Borrowers, at

Devcon Security Holdings, Inc.
c/o Devcon International Corp.
1350 E. Newport Center Drive, #201
Deerfield Beach, FL 33442
Attention: President
Telecopier: 954-429-1506
Telephone: 954-429-1500

-and-

Akerman Senterfit
One Southeast 3rd Avenue
28th Floor
Miami, FL 33131
Attention: Stephen Roddenberry
Telecopier: 305-374-5095
Telephone: 305-982-5618
     13.11 Section Titles.
          The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     13.12 Counterparts.
          This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.
     13.13 WAIVER OF JURY TRIAL.
          BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG , LENDERS AND ANY BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE PROVIDED THEREIN) OR THE TRANSACTIONS RELATED THERETO.
     13.14 Press Releases and Related Matters.
          Each Borrower executing this Agreement agrees that neither it nor its controlled Affiliates will in the future issue any press releases or other public disclosure using the name of CapitalSource or its affiliates or referring to this Agreement, or the other Loan Documents without at least two (2) Business Days’ prior notice to CapitalSource and without the prior written consent of CapitalSource unless (and only to the extent that) such Borrower or Affiliate is required to do so under law or by a Governmental Authority and then, in any event, such Borrower or Affiliate will use its commercially reasonable efforts to consult with CapitalSource before issuing such press release or other public disclosure. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
     13.15 Reinstatement.
          This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations (and Agent’s Liens) shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     13.16 Advice of Counsel.
     Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 13.9 and 13.13, with its counsel.
     13.17 No Strict Construction.
          The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     13.18 Collateral Matters.
          The Lenders irrevocably authorize the Agent, at its option and in its discretion,
          (a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Requisite Lenders;
          (b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Permitted Encumbrance; and
          (c) to release any Borrower from its obligations under the Loan Documents if such Person ceases to be a Subsidiary of a Borrower as a result of a transaction permitted hereunder.
Upon request by the Agent at any time, the Requisite Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Borrower from its obligations under the Loan Documents pursuant to this Section 13.18.
     13.19 Release.
          Notwithstanding any other provision of any Loan Document, each Borrower voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself (the “Releasing Party”), hereby fully and completely releases and forever discharges each Indemnified Person and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Persons, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Persons, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that the Releasing Party has against any of the Released Parties as of the Closing Date (“Losses”), other than Losses resulting from the gross negligence or willful misconduct of the Released Party. Each Borrower acknowledges that the foregoing release is a material inducement to (a) Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by each Lender in agreeing to make the Advances (b) CapitalSource’s decision to serve as Agent.

          IN WITNESS WHEREOF, this Credit Agreement has been duly executed as of the date first written above.

BORROWERS: DEVCON SECURITY SERVICES CORP.
By:	/s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	President & CEO

DEVCON SECURITY HOLDINGS, INC.
By:	/s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	President & CEO

COASTAL SECURITY COMPANY
By:	/s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	President & CEO

COASTAL SECURITY SYSTEMS, INC.
By:	/s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	President & CEO

CENTRAL ONE, INC. [Sic]
By:	/s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	President & CEO

[Signature Page One to Credit Agreement — Revolver]

AGENT AND LENDER: CAPITALSOURCE FINANCE LLC, as Agent and Lender
By:	/s/William L. Polk, Jr.
Name:	William L. Polk, Jr.
Title:	Managing Director

[Signature Page Two to Credit Agreement — Revolver]

SCHEDULE 1

Lender	Commitment Amount	Commitment Percentage
CapitalSource Finance LLC	$70,000,000	100%